 Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Flexion Therapeutics, Inc.
at
$8.50 per share, net in cash, plus one non-transferable contingent value right for each share, which represents the right to receive one or more contingent cash payments of up to $8.00 per share in the aggregate upon the achievement of specified milestones,
by
Oyster Acquisition Company Inc.
a wholly owned subsidiary of
Pacira BioSciences, Inc.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY, ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON NOVEMBER 18, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Oyster Acquisition Company Inc., a Delaware corporation (“Purchaser”) and wholly owned subsidiary of Pacira BioSciences, Inc., a Delaware corporation (“Pacira”), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Flexion Therapeutics, Inc., a Delaware corporation (“Flexion”), for an offer price of (i) $8.50 per Share, in cash, net of applicable withholding taxes and without interest (the “Cash Amount”), plus (ii) one non-transferable contractual contingent value right per Share (each, a “CVR”), which will represent the right to receive one or more contingent payments of up to $8.00 per Share in the aggregate, in cash, net of applicable withholding taxes and without interest, if specified milestones are achieved on or prior to December 31, 2030 (the Cash Amount plus one CVR, collectively, or any higher amount per Share paid pursuant to the Offer, the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”).
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 11, 2021 (as it may be amended from time to time, the “Merger Agreement”), by and among Pacira, Purchaser and Flexion. The Merger Agreement provides, among other things, that as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of specified conditions, Purchaser will be merged with and into Flexion (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a meeting of Flexion stockholders and without a vote on the adoption of the Merger Agreement by Flexion stockholders, with Flexion continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger and thereby becoming an wholly owned subsidiary of Pacira.
In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held (i) by Flexion or any of its subsidiaries (including any treasury shares) or by Pacira or Purchaser or any other direct or indirect wholly owned subsidiary of Pacira, which Shares will be canceled and will cease to exist, or (ii) by any Flexion stockholders who properly exercise and perfect their appraisal rights in accordance with Section 262 of the DGCL) will be automatically converted into the right to receive the Offer Price, in cash, without interest and subject to any applicable withholding taxes. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. As a result of the Merger, Flexion will cease to be a publicly traded company and will become a wholly owned subsidiary of Pacira.

The Offer is conditioned upon, among other things, (i) the absence of a termination of the Merger Agreement in accordance with its terms, (ii) the number of Shares validly tendered (and not validly withdrawn) prior to the time that the Offer expires, when considered together with all other Shares (if any) otherwise beneficially owned by Purchaser and its affiliates, representing at least one Share more than 50% of the total number of Shares then issued outstanding at the time of the expiration of the Offer, (iii) the waiting period (or any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules sand regulations promulgated thereunder (the “HSR Act”), having expired or been terminated and (iv) there being no judgment, temporary, preliminary or permanent order issued by any court of competent jurisdiction or other governmental body preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger, nor any action or legal requirement, other than any antitrust laws or order, enjoining, restraining or otherwise prohibiting, or making illegal, the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15 — “Conditions to the Offer.”
The board of directors of Flexion, among other things, has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby and by the CVR Agreement and the Tender and Support Agreements described herein, including the Offer and the Merger (together, the “Transactions”), are fair to, and in the best interest of, Flexion and its stockholders, (ii) approved the execution, delivery and performance by Flexion of the Merger Agreement and the consummation of the Transactions, (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of Flexion tender their Shares to Purchaser pursuant to the Offer.
A summary of the principal terms of the Offer is provided herein under the heading “Summary Term Sheet.” You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares pursuant to the Offer.
October 22, 2021

IMPORTANT
If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to American Stock Transfer & Trust Company, LLC, in its capacity as depositary and paying agent for the Offer (which we refer to as the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” in each case prior to one minute following 11:59 p.m., Eastern Time, on November 18, 2021 (the “Expiration Date,” unless Purchaser will have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event the “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire), or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.
* * * * *
Questions and requests for assistance should be directed to the Information Agent (as defined herein) at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.
The Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful and a criminal offense.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers may call: (212) 269-5550
Stockholders may call toll free: (800) 578-5378
FLXN@dfking.com

SUMMARY TERM SHEET
The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. Pacira and Purchaser have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Flexion contained herein and elsewhere in this Offer to Purchase has been provided to Pacira and Purchaser by Flexion or has been taken from or is based upon publicly available documents or records of Flexion on file with the SEC or other public sources as of the date hereof. Pacira and Purchaser have not independently verified the accuracy and completeness of such information.
Securities Sought
All issued and outstanding shares of common stock, par value $0.001 per share, of Flexion (the “Shares”).
Price Offered Per Share
(i) $8.50 per Share, in cash, net of applicable withholding taxes and without interest (the “Cash Amount”), plus (ii) one non-transferable contractual contingent value right per Share (each, a “CVR”), which will represent the right to receive one or more contingent payments of up to $8.00 per Share in the aggregate, in cash, net of applicable withholding taxes and without interest, which amounts will become payable, if at all, upon the achievement of specified milestones, if the specified milestones are achieved on or prior to December 31, 2030 (the Cash Amount plus one CVR, collectively, or any higher amount per Share paid pursuant to the Offer, the “Offer Price”).
Scheduled Expiration of Offer; Offer Closing
Expiration of the offer will occur at the end of the day, one minute following 11:59 p.m., Eastern Time, on November 18, 2021, unless the Offer is extended or earlier terminated in accordance with the Merger Agreement; acceptance and payment for Shares is expected to occur on November 19, 2021, unless the Offer is extended pursuant to the terms of the Merger Agreement. See Section 1 — “Terms of the Offer.”
Offeror
Oyster Acquisition Company Inc. (“Purchaser”), a Delaware corporation and wholly owned subsidiary of Pacira BioSciences, Inc., a Delaware corporation (“Pacira”).
Flexion Board
Recommendation
The Flexion Board (as defined below) unanimously recommends that the holders of Shares tender their Shares pursuant to the Offer.
Who is offering to purchase my Shares?
Purchaser, which is a wholly owned subsidiary of Pacira, is offering to purchase for cash all of the outstanding Shares. Purchaser is a Delaware corporation that was formed for the sole purpose of making the Offer, and completing the process by which Purchaser will be merged with and into Flexion and ancillary activities in connection with the Offer and the Merger. See the “Introduction” to this Offer to Purchase and Section 8 — “Certain Information Concerning Pacira and Purchaser.”
Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, Pacira.

How many Shares are you seeking to purchase in the Offer?
We are offering to purchase all of the Shares of Flexion on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer.
See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer because we want to acquire the entire equity interest of Flexion. If the Offer is consummated, pursuant to the Merger Agreement, Pacira intends thereafter to cause Purchaser to consummate the Merger as soon as practicable (as described below). Upon consummation of the Merger, Flexion would cease to be a publicly traded company and would be a wholly owned subsidiary of Pacira.
See Section 12 — “Purpose of the Offer; Plans for Flexion.”
How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?
We are offering to pay (i) $8.50 per Share, in cash, net of applicable withholding taxes and without interest, plus (ii) one CVR representing the right to receive one or more contingent payments of up to $8.00 per Share in the aggregate, in cash, net of applicable withholding taxes and without interest, which amounts will become payable, if at all, upon the achievement of specified milestones, if the specified milestones are achieved on or prior to December 31, 2030. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.
See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”
Is there an agreement governing the Offer?
Yes. Pacira, Purchaser and Flexion have entered into an Agreement and Plan of Merger, dated as of October 11, 2021 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into Flexion (the “Merger”). If the Minimum Condition (as defined in Section 15 — “Conditions to the Offer”) and the other conditions to the Offer are satisfied or waived and we consummate the Offer, we intend to effect the Merger as soon as practicable pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a meeting of Flexion stockholders and without a vote on the adoption of the Merger Agreement by Flexion stockholders.
See Section 11 — “The Transaction Agreements” and Section 15 — “Conditions to the Offer.”
What is the CVR and how does it work?
A CVR represents the non-transferable right to receive one or more contingent cash payments of up to $8.00 per Share in the aggregate, in cash, net of applicable withholding taxes and without interest, the following payments (each, a “Milestone Payment” and collectively, the “Milestone Payments”) with each Milestone Payment conditioned upon the achievement of the applicable milestone on or prior to December 31, 2030 as follows (each, a “Milestone”):
•
$1.00 per CVR, the first time that net sales of ZILRETTA® (triamcinolone acetonide extended-release injectable suspension) in any calendar year equal or exceed $250.0 million.

•
$2.00 per CVR, the first time that net sales of ZILRETTA in any calendar year equal or exceed $375.0 million.

•
$3.00 per CVR, the first time that net sales of ZILRETTA in any calendar year equal or exceed $500.0 million.

•
$1.00 per CVR upon approval by the U.S. Food and Drug Administration (the “FDA”) of a biologics license application (BLA) for FX201, Flexion’s clinical stage gene therapy product candidate.

•
$1.00 per CVR upon approval by the FDA of a new drug application (NDA) for FX301, Flexion’s investigational product candidate.

Holders of CVRs are intended third party beneficiaries of the CVR Agreement (as defined below). Furthermore, the CVR Agreement provides that, other than the rights of American Stock Transfer & Trust Company, LLC (the “Rights Agent”) as set forth in the CVR Agreement, holders of at least 40% of outstanding CVRs have the sole right, on behalf of all holders, by virtue of or under any provision of the CVR Agreement, to institute any action or proceeding with respect to the CVR Agreement, and no individual holder or other group of holders of CVRs will be entitled to exercise such rights. Within 60 days after the end of the fourth calendar quarter of each calendar year prior to December 31, 2030 or the achievement of all Milestones (each a “Progress Report Date”), Pacira must provide to the Rights Agent a written report setting forth in reasonable detail the activities Pacira and its affiliates have undertaken in the preceding 12-month period to market and commercialize ZILRETTA and develop each of FX201 and FX301 (the “Progress Report”). Pacira’s obligation to deliver a Progress Report on any Progress Report Date will be deemed satisfied to the extent one or more of Pacira’s periodic and current reports and other documents filed with the SEC then available on such Progress Report Date set forth in reasonable detail the activities Pacira and its affiliates have undertaken in such preceding 12-month period to market and commercialize ZILRETTA and develop each of FX201 and FX301.
Additionally, the CVR Agreement grants Pacira the right to amend, without the consent of the CVR holders, the CVR Agreement in certain instances, which include (i) providing for a successor to the Rights Agent; (ii) adding to the covenants of Pacira for the protection of the holders (provided that such provisions do not adversely affect the interests of the CVR holders); (iii) curing any ambiguities, correcting or supplementing any provisions of the CVR Agreement that may be defective or inconsistent therein, and making any provisions with respect to matters or questions arising under the CVR Agreement (provided that such provisions do not adversely affect the interests of the CVR holders); (iv) amendments as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any applicable state securities or “blue sky” laws; (v) to evidence the assignment of the CVR Agreement by Pacira; or (vi) any other amendments for the purpose of adding, eliminating or changing any provisions of the CVR Agreement, unless such addition, elimination or change is adverse to the interests of the holders of CVRs. Pacira may also amend the CVR Agreement in a manner that is materially adverse to your interests as a CVR holder provided that Pacira obtains the consent of the holders of CVRs of not less than a majority of the outstanding CVRs.
The right to the payments described above is solely a contractual right governed by the terms and conditions of a Contingent Value Right Agreement with the Rights Agent (the “CVR Agreement”). Pacira is obligated to use commercially reasonable efforts to achieve the foregoing Milestones. However, there can be no assurance that any of the Milestones will be achieved and that any of the resulting Milestone Payments will be required of Pacira. Whether any Milestone required for payment of any Milestone Payment is met will depend on many factors, some within control of Pacira and its subsidiaries and others outside the control of Pacira and its subsidiaries. The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights and will not represent any equity or ownership interest in Pacira, Flexion or us. No interest will accrue or be payable in respect of any of the amounts that may be payable on CVRs. Holders of CVRs will have no greater rights against Pacira than those accorded to general, unsecured creditors under applicable legal requirements. For more information on the CVRs, see Section 11 — “The Transaction Agreements”.

Is it possible that no Milestone Payment will become payable to the holders of CVRs?
Yes. It is possible that the Milestones described above will not be achieved, in which case you will receive only the Cash Amount for any Shares you tender in the Offer and no payment with respect to your CVRs. It is not possible to predict whether a payment will become payable with respect to the CVRs. The CVR Agreement requires Pacira to undertake “Commercially Reasonable Efforts” (as defined in Section 11 — “The Transaction Agreements”) to achieve the Milestones, but there can be no assurance that any of the Milestones will be achieved or that the payments described above will be made.
For more information on the CVRs, see Section 11 — “The Transaction Agreements”.
May I transfer my CVRs?
The CVRs will not be transferable except:
•
upon death of a holder by will or intestacy;

•
pursuant to a court order;

•
by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity;

•
in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable, by The Depository Trust Company;

•
if the holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable;

•
by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; or

•
to Pacira or any of its affiliates in connection with the abandonment of such CVR by the applicable holder.

For more information on the CVRs, see Section 11 — “The Transaction Agreements”.
Will you have the financial resources to make payment?
Yes. Neither the consummation of the Offer nor the Merger is subject to any financing condition. The total amount of funds estimated to be required by Pacira and Purchaser to consummate the Offer and purchase all outstanding Shares in the Offer, to fund the Merger, to fund payments in respect of outstanding Flexion stock options and outstanding restricted stock units of Flexion and to repay certain indebtedness of Flexion is approximately $774.5 million, excluding related fees and expenses and any assumed cash. In addition, Pacira would need approximately $425.5 million to pay the maximum aggregate amount that the holders of CVRs and holders of certain options would be entitled to if all of the Milestones are achieved. The foregoing amounts are based on the assumed Option Reference Price (as defined below) of $9.35 per Share set forth in the calculation of filing fee in the Schedule TO, of which this Offer to Purchase forms a part. To the extent the actual Option Reference Price to be determined pursuant to the Merger Agreement on the trading day immediately prior to the Closing Date (as defined below) is higher or lower than $9.35 per Share, the foregoing amounts will need to be updated accordingly. Pacira and Purchaser anticipate funding such cash requirements from Pacira’s available cash and cash equivalents and short-term investments. In addition, Pacira expects to explore Debt Financing, as described below, to supplement its cash position. Funding of the Debt Financing, if any, is subject to the satisfaction of customary conditions.
See Section 9 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?
No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
the Offer is being made for all outstanding Shares solely for cash (including the right to receive any amounts payable with respect to the CVRs, which will be paid in cash);

•
the Offer and the Merger are not subject to any financing condition;

•
Pacira’s cash and cash equivalents and short-term investments total funds sufficient to purchase all Shares tendered pursuant to the Offer and Pacira expects to explore Debt Financing to supplement its cash position;

•
if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger as was paid in the Offer (i.e., the Offer Price), subject to limited exceptions for Shares held by Pacira stockholders who properly exercise and perfect their appraisal rights under Section 262 of the DGCL with respect to such Shares and Shares held by Pacira or us or any other direct or indirect wholly owned subsidiary of Pacira or Shares held by Flexion or any of its subsidiaries, and Pacira will have sufficient cash available pursuant to its cash and cash equivalents and short-term investments to pay for all such Shares;

•
the Milestone Payement is not tied to the overall financial condition, results of operation or position of Pacira or the Surviving Corporation;

•
as of October 21, 2021, Pacira had a market capitalization of approximately $2.4 billion and, as of June 30, 2021, Pacira had cash and cash equivalents and short-term investments of approximately $646.6 million, and has successfully accessed the capital markets to supplement its cash position on multiple occasions in the past, as needed; and

•
the CVRs represent only a portion of the Offer Price as to which the receipt of cash will not occur at closing.

While, for the reasons stated above, we do not believe our financial condition to be relevant to your decision to tender your Shares, you should consider the following in connection with your decision to tender your Shares and accept the Offer:
•
Pacira’s future financial condition could deteriorate such that Pacira would not have the necessary cash or cash equivalents to pay, or cause to be paid, any Milestone Payment;

•
holders of CVRs will have no greater rights against Pacira or the Surviving Corporation than those accorded to general unsecured creditors of Pacira or the Surviving Corporation under applicable legal requirements;

•
the CVRs will be effectively subordinated in right of payment to all of Pacira’s and the Surviving Corporation’s secured obligations to the extent of the collateral securing such obligations;

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the CVRs will be effectively subordinated in right of payment to all existing and future indebtedness, claims of holders of capital stock and other liabilities, including trade payables, of Pacira’s subsidiaries (other than the Surviving Corporation); and

•
the filing of a bankruptcy petition by, or on behalf of, Pacira or the Surviving Corporation may prevent Pacira or the Surviving Corporation from making some or all payments that may become payable with respect to the CVRs.

See Section 9 — “Source and Amount of Funds.”
Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?
Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 — “Conditions to the Offer,” including, among other conditions, the Minimum Condition (as defined below). See Section 15 — “Conditions to the Offer.”
How long do I have to decide whether to tender my Shares in the Offer?
You will have until one minute following 11:59 p.m., Eastern Time, on November 18, 2021, unless we extend the Offer pursuant to the Merger Agreement (such date and time, as it may be extended in accordance with the terms of the Merger Agreement, the “Expiration Date”) or the Offer is earlier terminated pursuant to, and in accordance with, the Merger Agreement. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should be aware that such institutions may establish their own earlier deadline for tendering Shares in the Offer. Please give your broker, dealer, commercial bank, trust company or other nominee instructions with sufficient time to permit such nominee to tender your Shares by the Expiration Date.
The time of acceptance for payment of all Shares validly tendered (and not validly withdrawn) in the Offer pursuant to and subject to the conditions of the Offer is referred to as the “Offer Acceptance Time,” and the date and time at which such Offer Acceptance Time occurs is referred to as the “Offer Closing.” The date and time at which the Merger becomes effective is referred to as the “Effective Time.”
See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and under what circumstances?
Yes, the Offer and the Expiration Date can be extended in accordance with the Merger Agreement. If, as of the then-scheduled Expiration Date, any Offer Condition (as defined below) is not satisfied and has not been waived, Purchaser may, in its discretion, extend the Offer on one or more occasions (for an additional period of up to 10 business days per extension) to permit such Offer Condition to be satisfied. In certain circumstances, we are required by the terms of the Merger Agreement to extend the Offer beyond the initial Expiration Date. Subject to our rights to terminate the Merger Agreement in accordance with its terms, we must extend the Offer from time to time (i) as required by applicable legal requirements, any interpretation or position of the SEC, the staff thereof or the Nasdaq Global Market applicable to the Offer, (ii) to allow the Regulatory Condition described in “— What are the conditions to the Offer?” to be satisfied and (iii) if any Offer Condition is not satisfied by the then-scheduled Expiration Date and Flexion requests that the Offer be extended to permit satisfaction of such Offer Condition(s). However, in no event will Purchaser be required to, and without Flexion’s consent, Purchaser will not, extend the Offer beyond the earlier of (A) the termination of the Merger Agreement in accordance with its terms and (B) February 14, 2022, which date may be extended pursuant to the terms of the Merger Agreement, as described in Section 11 — “The Transaction Agreements”, but in no event will such date be later than April 11, 2022. If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Shares.
See Section 1 — “Terms of the Offer” for more details on our obligation and ability to extend the Offer.
Will there be a subsequent offering period?
No, the Merger Agreement does not provide for a “subsequent offering period” in accordance with Rule 14d-11 promulgated under the Exchange Act, without the prior written consent of Flexion.
See Section 1 — “Terms of the Offer.”
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, which is the depositary and paying agent for the Offer (the “Depositary”), of any extension and will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

See Section 1 — “Terms of the Offer.”
What are the conditions to the Offer?
The Offer is conditioned upon the satisfaction or waiver of the following conditions (collectively, the “Offer Conditions”):
•
that the number of Shares validly tendered (and not validly withdrawn) prior to the time that the Offer expires, together with the Shares then owned by Purchaser and its affiliates, represent at least one Share more than 50% of the Shares (the “Minimum Condition”);

•
the accuracy of representations and warranties made by Flexion in the Merger Agreement, subject to the materiality and other qualifications set forth in the Merger Agreement, as described in more detail in Section 15 — “Conditions to the Offer” (the “Representations Condition”);

•
the compliance and performance of Flexion in all material respects with all of its covenants and agreements required to be complied with or performed by it under the Merger Agreement at or prior to the Offer Acceptance Time (the “Covenants Condition”);

•
that, since October 11, 2021, there has not been any Material Adverse Effect (as such term is defined in the Merger Agreement and as described in more detail in Section 11 — “The Transaction Agreements — Representations and Warranties”) that is continuing as of the Offer Acceptance Time (the “MAE Condition”);

•
that the waiting period (or any extension thereof) applicable to the Offer under the HSR Act has expired or been terminated (the “Regulatory Condition”);

•
that Pacira and Purchaser have received a certificate, executed by the chief executive officer or the chief financial officer of Flexion, to the effect that the Representations Condition, the Covenants Condition and the MAE Condition have been satisfied;

•
that there has not been issued by any court or other governmental body of competent jurisdiction or remain in effect any judgment, temporary, preliminary or permanent order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger, nor will any action have been taken, or any legal requirement or order (other than any antitrust law) or order have been promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body of competent jurisdiction and remaining in effect that directly or indirectly enjoins, restrains or otherwise prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Offer or the Merger (the “Order Condition”); and

•
that the Merger Agreement has not been terminated in accordance with its terms.

The foregoing conditions are in addition to, and not a limitation of, the rights of Pacira and Purchaser to extend, terminate, amend and/or modify the Offer pursuant to and in accordance with the Merger Agreement.
Pacira and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer, including the Offer Conditions. However, without the prior written consent of Flexion, we are not permitted to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose conditions or requirements to the Offer in addition to the Offer Conditions, (v) amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Pacira or Purchaser to consummate the Offer, the Merger or the other Transactions (as defined below) referred to therein, (vi) amend, modify, change or waive the Minimum Condition, the Termination Condition (as defined below) or the Order Condition, (vii) terminate the Offer or accelerate, extend or otherwise change the

Expiration Date in a manner other than in accordance with the relevant provisions of the Merger Agreement or (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.
See Section 15 — “Conditions to the Offer.”
How do I tender my Shares?
In order for Shares to be validly tendered pursuant to the Offer, you must follow these instructions:
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If you are a record holder and you have certificated Shares, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, (2) share certificates evidencing such Shares (“Share Certificates”), in proper form for transfer, and (3) any other documents required by the Letter of Transmittal.

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If you are a record holder and you hold uncertificated Shares in book-entry form with Flexion’s transfer agent, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, and (2) any other documents required by the Letter of Transmittal.

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If your Shares are held in “street” name and are being tendered by book-entry transfer, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) a Book-Entry Confirmation (as defined under Section 2 — “Acceptance for Payment and Payment for Shares”), (2) the Letter of Transmittal, properly completed and duly executed, or an Agent’s Message (as defined under Section 2 — “Acceptance for Payment and Payment for Shares”) and (3) any other documents required by the Letter of Transmittal.

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If your Share Certificates are not immediately available, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery (as defined herein). Please contact D.F. King & Co., Inc. (the “Information Agent”) for assistance.

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If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
If I accept the Offer, how will I get paid?
If the conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate Cash Amount for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments, net of applicable withholding taxes, to tendering stockholders whose Shares have been accepted for payment.
See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
You may withdraw your previously tendered Shares at any time prior to one minute following 11:59 p.m., Eastern Time, on the Expiration Date. Shares may also be withdrawn at any time after December 21, 2021, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.
See Section 4 — “Withdrawal Rights.”

How do I withdraw previously tendered Shares?
To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.
See Section 4 — “Withdrawal Rights.”
What does the Flexion board of directors think of the Offer?
The board of directors of Flexion (which we refer to as the “Flexion Board”), among other things, has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby and by the CVR Agreement and the Support Agreements (as defined below), including the Offer and the Merger (together, the “Transactions”), are fair to, and in the best interest of, Flexion and its stockholders, (ii) the execution, delivery and performance by Flexion of the Merger Agreement and the consummation of the Transactions, (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of Flexion tender their Shares to Purchaser pursuant to the Offer.
See the “Introduction” and Section 10 — “Background of the Offer; Past Contacts or Negotiations with Flexion.” A more complete description of the reasons for the Flexion Board’s unanimous approval of the Offer and the Merger is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Flexion with the SEC and to be mailed to all Flexion stockholders.
Have any Flexion stockholders entered into agreements with Pacira or any of its affiliates requiring them to tender their Shares?
Yes. In connection with the execution of the Merger Agreement, Pacira and Purchaser entered into Tender and Support Agreements (the “Support Agreements”) with Flexion’s directors and executive officers or certain of their affiliates (each, a “Supporting Stockholder” and, collectively, the “Supporting Stockholders”). Subject to the terms and conditions of the Support Agreements, the Supporting Stockholders have agreed, among other things, to tender, pursuant to the Offer, Shares representing in the aggregate approximately 4.4% of the total outstanding Shares as of October 15, 2021, vote their Shares in favor of the Merger, as applicable, and, subject to certain exceptions, not to transfer any of the Shares that are subject to the Support Agreements.
See Section 11 — “The Transaction Agreements” in this Offer to Purchase for a more detailed description of the Support Agreements.
If the Offer is completed, will Flexion continue as a public company?
No. As soon as practicable following the consummation of the Offer, we expect to complete the Merger pursuant to applicable provisions of Delaware law and take steps to ensure that the shares of Flexion will cease to be publicly traded.
See Section 13 — “Certain Effects of the Offer.”
Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer? Will a meeting of Flexion stockholders be required to approve the Merger?
If we consummate the Offer, and accordingly we acquire a majority of the outstanding Shares, then, in accordance with the terms of the Merger Agreement, we will complete the Merger as soon as practicable pursuant to applicable sections of Delaware law without a meeting of Flexion stockholders and without a vote on the adoption of the Merger Agreement by Flexion stockholders. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for purchase in the Offer, nor will we consummate the Merger. See Section 1 — “Terms of the Offer” for more details on our obligation and ability to extend the Offer.
Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, if we complete the Offer, Flexion stockholders who have not tendered their Shares in the Offer (i) will not be required to vote on the adoption of the Merger Agreement, (ii) will be entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger with respect to any Shares not tendered in the Offer and (iii) will, upon consummation of the Merger, if they do not validly exercise appraisal rights under Delaware law, have their Shares converted into the right to receive the same consideration, in cash, without interest, as was payable in the Offer (the “Merger Consideration”), subject to any applicable withholding taxes.
See Section 11 — “The Transaction Agreements,” Section 12 — “Purpose of the Offer; Plans for Flexion — Merger Without a Meeting of Flexion Stockholders and Without a Vote of the Flexion Stockholders” and Section 16 — “Certain Legal Matters; Regulatory Approvals.”
If I decide not to tender, how will the Offer affect my Shares?
If the Offer is consummated and certain other conditions are met, the Merger will be consummated as soon as practicable following the consummation of the Offer in accordance with the terms of the Merger Agreement and without a meeting of Flexion stockholders and without a vote by the stockholders of Flexion, and all of the Shares outstanding prior to the Effective Time (subject to limited exceptions for Shares held by Flexion stockholders who properly exercise and perfect their appraisal rights under Section 262 of the DGCL with respect to such Shares) will at the Effective Time be converted into the right to receive the same consideration, in cash, without interest and subject to any applicable withholding taxes, as was payable in the Offer. Therefore, if the Merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that no appraisal rights will be available to you if you tender your Shares.
See the “Introduction” and Section 13 — “Certain Effects of the Offer.”
What is the market value of my Shares as of a recent date?
On October 8, 2021, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price on the Nasdaq Global Market was $5.78 per Share. On October 21, 2021, the last full trading day before the commencement of the Offer, the reported closing sale price on the Nasdaq Global Market was $9.30 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.
See Section 6 — “Price Range of Shares; Dividends.”
Will I be paid a dividend on my Shares during the pendency of the Offer?
No. The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Pacira, Flexion will not establish a record date for, declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other property) in respect of, any shares of its capital stock (including the Shares).
See Section 6 — “Price Range of Shares; Dividends.”
Will I have appraisal rights in connection with the Offer?
No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, Flexion stockholders whose Shares have not been purchased by Purchaser pursuant to the Offer will be entitled to appraisal rights under Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights.
A more detailed discussion of appraisal rights can be found in Section 16 — “Certain Legal Matters; Regulatory Approvals” and a copy of Section 262 of the DGCL has been filed as Annex II to Flexion’s Solicitation/Recommendation Statement on Schedule 14D-9.

What will happen to my stock options in the Offer?
Stock options to purchase Shares (“Flexion Options”) are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, each Flexion Option that is outstanding as of immediately prior to the Offer Acceptance Time will automatically accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Offer Acceptance Time. As of the Effective Time, by virtue of the Merger, each Flexion Option with a per Share exercise price that is less than the Cash Amount (each, an “In the Money Option”) that is outstanding and unexercised as of immediately prior to the Effective Time will be canceled and converted into the right to receive both (i) cash in an amount equal to the product of (A) the total number of Shares subject to such fully vested In the Money Option immediately prior to the Effective Time, multiplied by (B) the excess, if any, of the (x) Cash Amount minus (y) the exercise price payable per Share under such In the Money Option and (ii) one CVR for each Share subject to such In the Money Option immediately prior to the Effective Time, net of any withholding taxes required to be deducted and withheld by applicable legal requirements.
As of the Effective Time, by virtue of the Merger, each Flexion Option with a per Share exercise price that is equal to or greater than the Cash Amount and less than the closing price per Share on the Nasdaq Global Market (or the principal market on which the Shares are then traded or quoted) on the trading day immediately prior to the Closing Date (the “Option Reference Price”) (each, an “Out of the Money Option”) that is then outstanding and unexercised immediately prior to the Effective Time will be canceled and converted into the right to receive, upon the achievement of a Milestone (a “Milestone Payment Date”), a cash payment, if any, equal to (A) the product of (1) the total number of Shares subject to such Out of the Money Option immediately prior to the Effective Time, multiplied by (2) the amount, if any, by which (i) the Cash Amount plus the applicable Milestone Payment plus any Milestone Payments in respect of such Out of the Money Options that were previously earned exceeds (ii) the exercise price payable per Share under such Out of the Money Option, minus (B) the gross amount of Out of the Money Option Consideration (as defined below) previously paid with respect to such Out of the Money Option (the “Out of the Money Option Consideration”), net of any withholding taxes required to be deducted and withheld by applicable legal requirements.
Notwithstanding the foregoing, (i) any Flexion Option (including any Out of the Money Option) with a per Share exercise price that is equal to or greater than the Option Reference Price will be cancelled at the Effective Time without any consideration payable (whether in the form of cash or a CVR or otherwise) therefor whether before or after the Effective Time and (ii) in the event the Milestone Payment Date does not occur, no payment (whether in the form of the Out of the Money Option Consideration or otherwise) will be made in respect of any Out of the Money Option following the Effective Time.
See Section 11 — “The Transaction Agreements — Merger Agreement — Treatment of Flexion Equity Awards.”
What will happen to my restricted stock units in the Offer?
Restricted stock units in respect of Shares (“Flexion RSUs”) are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, at the Effective Time, each Flexion RSU that is outstanding immediately prior to the Offer Acceptance Time will automatically accelerate and become fully vested immediately prior to, and contingent upon, the Offer Acceptance Time. As of the Effective Time, each Flexion RSU that is then outstanding as of immediately prior to the Effective Time, will be cancelled and converted into the right to receive both (i) cash in an amount equal to the product of (A) the total number of Shares issuable in settlement to such Flexion RSU, immediately prior to the Effective Time, multiplied by (B) the Cash Amount, net of any withholding taxes required to be deducted and withheld by applicable law and (ii) one CVR for each Share issuable in settlement to such Flexion RSU.
See Section 11 — “The Transaction Agreements — Merger Agreement — Treatment of Flexion Equity Awards.”

What are the material U.S. federal income tax consequences of exchanging Shares in the Offer or the Merger?
The exchange of Shares for the Offer Price pursuant to the Offer or the Merger (or for cash upon exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a holder recognizes, and the timing and character of such gain or loss, will depend, in part, on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer or the Merger. See Section 5 — “Material United States Federal Income Tax Consequences” for a more detailed discussion of certain material U.S. federal income tax consequences of the Offer and the Merger.
Who should I call if I have questions about the Offer?
D.F. King & Co., Inc. is acting as the Information Agent for the Offer. Banks and brokers may call (212) 269-5550 and stockholders may call toll free at (800) 578-5378. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION
To the Holders of Shares of Common Stock of Flexion Therapeutics, Inc.:
Oyster Acquisition Company Inc., a Delaware corporation (which we refer to as “Purchaser”) and wholly owned subsidiary of Pacira BioSciences, Inc., a Delaware corporation (“Pacira”), is offering to purchase for cash all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Flexion Therapeutics, Inc., a Delaware corporation (“Flexion”), at an offer price of (i) $8.50 per Share, in cash, net of applicable withholding taxes and without interest (the “Cash Amount”), plus (ii) one contingent value right per Share (each, a “CVR”), which will represent the right to receive one or more contingent payments of up to $8.00 per Share in the aggregate, in cash, net of applicable withholding taxes and without interest, which amounts will become payable, if at all, upon the achievement of specified milestones, if the specified milestones are achieved on or prior to December 31, 2030 (the Cash Amount plus one CVR, collectively, or any higher amount per Share paid pursuant to the Offer, the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”).
We are making this Offer pursuant to an Agreement and Plan of Merger, dated as of October 11, 2021 (as it may be amended from time to time, the “Merger Agreement”), by and among Pacira, Purchaser and Flexion. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of specified conditions, Purchaser will be merged with and into Flexion (the “Merger”) as soon as practicable in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a meeting of Flexion stockholders and without a vote on the adoption of the Merger Agreement by Flexion stockholders, with Flexion continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and thereby becoming a wholly owned subsidiary of Pacira.
In the Merger, each Share outstanding immediately prior to the Effective Time (other than Shares held (i) by Flexion or any of its subsidiaries (including any treasury shares) or by Pacira or Purchaser or any other direct or indirect wholly owned subsidiaries of Pacira, which Shares will be canceled and will cease to exist or (ii) by any Flexion stockholders who properly exercise and perfect their appraisal rights under Delaware law with respect to such Shares) will be automatically converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”) and subject to any applicable withholding taxes. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. As a result of the Merger, Flexion will cease to be a publicly traded company and will become wholly owned by Pacira. The Merger Agreement is more fully described in Section 11 — “The Transaction Agreements,” which also contains a discussion of the treatment of Flexion Options and Flexion RSUs (each as defined below) in the Merger.
Tendering stockholders who are record owners of their Shares and who tender directly to American Stock Transfer & Trust Company, LLC, the depositary and paying agent for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.
The Offer is conditioned upon, among other things, (i) the absence of a termination of the Merger Agreement in accordance with its terms, (ii) the number of Shares validly tendered in accordance with the terms of the Offer (and not validly withdrawn) prior to the time that the Offer expires, when considered together with all other Shares (if any) otherwise beneficially owned by Purchaser and its affiliates, representing at least one Share more than 50% of the total number of Shares issued at the time of the expiration of the Offer (the “Minimum Condition”), (iii) the waiting period (or any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), having expired or been terminated and (iv) there being no judgment, temporary, preliminary or permanent order issued by any court of competent jurisdiction or other governmental body preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger, nor any action or legal requirement, other than any antitrust laws or order, enjoining, restraining or otherwise prohibiting, or making illegal, the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15 — “Conditions to the Offer.” Neither the consummation of the Offer nor the Merger is subject to any financing condition.
The board of directors of Flexion (the “Flexion Board”), among other things, has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby and by the CVR Agreement and the Support Agreements (as defined below), including the Offer and the Merger (together, the “Transactions”), are fair to, and in the best interest of, Flexion and its stockholders, (ii) approved the execution, delivery and performance by Flexion of the Merger Agreement and the consummation of the Transactions, (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of Flexion tender their Shares to Purchaser pursuant to the Offer.
A more complete description of the Flexion Board’s reasons for unanimously authorizing and approving the Merger Agreement and the Transactions, including the Offer and the Merger, is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of Flexion (together with any exhibits and annexes attached thereto, the “Schedule 14D-9”), that will be furnished and mailed to Flexion stockholders in connection with the Offer. Flexion stockholders should carefully read the information set forth in the Schedule 14D-9, including, among other items, the information to be set forth in Item 4 under the sub-headings “Background of Offer and Merger” and “Reasons for Recommendation.”
Flexion has advised Pacira that at a meeting of the Flexion Board held on October 10, 2021, Lazard Frères & Co. LLC (“Lazard”) rendered to the Flexion Board its oral opinion and subsequently confirmed in its written opinion dated October 10, 2021, to the effect that, as of the date of such written opinion, the Offer Price to be paid to holders of Shares (other than Shares held (i) by Flexion or any of its subsidiaries (including any held in Flexion’s treasury) or by Pacira or Purchaser or any other direct or indirect wholly owned subsidiary of Pacira or (ii) by any Flexion stockholders who properly exercise and perfect their appraisal rights under Delaware law with respect to such Shares) in the Offer and the Merger was fair, from a financial point of view, to such holders. The full text of the written opinion of Lazard sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion and is attached as Annex I to the Schedule 14D-9.
In connection with the execution of the Merger Agreement, Pacira and Purchaser entered into Tender and Support Agreements (the “Support Agreements”), dated as of October 11, 2021 with Flexion’s directors and executive officers or certain of their affiliates (each, a “Supporting Stockholder” and, collectively, the “Supporting Stockholders”). Subject to the terms and conditions of the Support Agreements, the Supporting Stockholders have agreed, among other things, to tender, pursuant to the Offer, Shares representing in the aggregate approximately 4.4% of the total outstanding Shares as of October 15, 2021, vote their Shares in favor of the Merger, as applicable, and, subject to certain exceptions, not to transfer any of the Shares that are subject to the Support Agreements. See Section 11 — “The Transaction Agreements” in this Offer to Purchase for a more detailed description of the Support Agreements.
Flexion has advised Pacira that, as of the close of business on October 15, 2021, 50,320,466 Shares were issued.
Pursuant to the Merger Agreement, the directors and officers of the Surviving Corporation immediately after the Effective Time will be the respective individuals designated as directors and officers of Purchaser as of the Effective Time.
If the Minimum Condition is satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h) of the DGCL as soon as practicable without a meeting of Flexion stockholders and without a vote on the adoption of the Merger Agreement by Flexion stockholders.

Material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Material United States Federal Income Tax Consequences.”
Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, Flexion stockholders will be entitled to appraisal rights under Delaware law in connection with the Merger with respect to any Shares not tendered in the Offer, subject to and in accordance with Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”
This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER
1.   Terms of the Offer.
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and promptly pay for all Shares validly tendered prior to one minute following 11:59 p.m., Eastern Time, on November 18, 2021 (the “Expiration Date,” unless we have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event the “Expiration Date” will mean the latest time and date at which the Offer, as so extended by us, will expire) and not validly withdrawn as permitted under Section 4 — “Withdrawal Rights.”
Acceptance for payment of Shares validly tendered and not validly withdrawn pursuant to and subject to the Offer Conditions will occur on November 19, 2021, unless we extend the Offer pursuant to the terms of the Merger Agreement. We refer to such time of acceptance as the “Offer Acceptance Time,” and the date and time at which such Offer Acceptance Time occurs is referred to as the “Offer Closing.” The date and time at which the Merger becomes effective is referred to as the “Effective Time.”
The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction of the Minimum Condition, the Regulatory Condition, the MAE Condition and the other conditions described in Section 15 — “Conditions to the Offer.”
We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms, if as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, Purchaser may, in its discretion, extend the Offer on one or more occasions (for an additional period of up to 10 business days per extension) to permit such Offer Condition to be satisfied. In certain circumstances, we are required by the terms of the Merger Agreement to extend the Offer beyond the initial Expiration Date. Subject to our rights to terminate the Merger Agreement in accordance with its terms, we must extend the Offer from time to time (i) as required by applicable legal requirements, any interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”), the staff thereof or the Nasdaq Global Market applicable to the Offer, (ii) to allow the Regulatory Condition described in Section 15 — “Conditions to the Offer” to be satisfied and (iii) if any Offer Condition is not satisfied by the then-scheduled Expiration Date and Flexion requests that the Offer be extended to permit satisfaction of such Offer Condition(s). However, in no event will Purchaser be required to, and without Flexion’s consent, Purchaser will not, extend the Offer beyond the earlier of (A) the termination of the Merger Agreement in accordance with its terms and (B) February 14, 2022, which date may be extended pursuant to the terms of the Merger Agreement, as described in Section 11 — “The Transaction Agreements”, but in no event will such date be later than April 11, 2022. If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Shares.
Pacira and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer, including the Offer Conditions. However, notwithstanding the foregoing, without the prior written consent of Flexion, we are not permitted to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose conditions or requirements to the Offer in addition to the Offer Conditions, (v) amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Pacira or Purchaser to consummate the Offer, the Merger or the other Transactions, (vi) amend, modify, change or waive the Minimum Condition, the Termination Condition or the Order Condition, (vii) terminate the Offer or accelerate, extend or otherwise change the Expiration Date in a manner other than in accordance with the relevant provisions of the Merger Agreement or (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.
If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares (whether before or after our acceptance for payment for Shares) or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. In addition, in the Merger Agreement, we have agreed that, on the terms and subject to the conditions of the Offer and the Merger Agreement, Purchaser will (and Pacira will cause Purchaser to) pay for all Shares validly tendered (and not validly withdrawn) in the Offer as promptly as practicable after the Offer Acceptance Time.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response.
If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether such Shares were tendered before or after the announcement of the increase in consideration.
There will not be a subsequent offering period for the Offer in accordance with Rule 14d-11 promulgated under the Exchange Act.
We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Date, any of the Offer Conditions have not been satisfied. See Section 15 — “Conditions to the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer. See Section 11 — “The Transaction Agreements — Merger Agreement — Termination.”
As soon as practicable following (but in any event on the same date as) the Offer Acceptance Time, in accordance with the terms of the Merger Agreement, we will complete the Merger pursuant to Section 251(h) of the DGCL without a meeting of Flexion stockholders and without a vote on the adoption of the Merger Agreement by Flexion stockholders.
Flexion has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the stockholder list of Flexion as of October 20, 2021 and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.   Acceptance for Payment and Payment for Shares.
Upon the terms and subject to the satisfaction or waiver (to the extent waivable by Pacira or Purchaser) of the Offer Conditions set forth in Section 15 — “Conditions to the Offer” (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will, and Pacira will cause Purchaser to, as promptly as practicable following the Offer Acceptance Time, accept for payment and pay for all of the Shares validly tendered and not validly withdrawn pursuant to the Offer. See Section 1 — “Terms of the Offer.” Subject to compliance with Rule 14e-1(c) and Rule 14d-11(e) under the Exchange Act, as applicable, and with the Merger Agreement, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable legal requirements or regulation. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (“Share Certificates”), if any, or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for any Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.
The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.
For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms set forth in the Merger Agreement and subject to the Offer Conditions, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Cash Amount (or funds related to the CVRs, as discussed below) for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer and the Merger Agreement, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.
At or prior to the Offer Closing, Pacira will execute a Contingent Value Right Agreement (the “CVR Agreement”) with American Stock Transfer & Trust Company, LLC (the “Rights Agent”) governing the terms of the CVRs. Neither Purchaser nor Pacira will be required to deposit any funds related to the CVRs with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. For more information on the CVRs, see Section 11 — “The Transaction Agreements”.
If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer

Facility pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.
3.   Procedures for Accepting the Offer and Tendering Shares.
Valid Tenders.   In order for Shares to be validly tendered pursuant to the Offer, you must follow these instructions:
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If you are a record holder and you have certificated Shares, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, (2) Share Certificates evidencing such Shares, in proper form for transfer, and (3) any other documents required by the Letter of Transmittal.

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If you are a record holder and you hold uncertificated Shares in book-entry form with Flexion’s transfer agent, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, and (2) any other documents required by the Letter of Transmittal.

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If your Shares are held in “street” name and are being tendered by book-entry transfer, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) a Book-Entry Confirmation, (2) the Letter of Transmittal, properly completed and duly executed, or an Agent’s Message and (3) any other documents required by the Letter of Transmittal.

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If your Share Certificates are not immediately available, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please contact the Information Agent (as defined below) for assistance.

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If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

Book-Entry Transfer.   The Depositary will establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.
Signature Guarantees.   No signature guarantee is required on the Letter of Transmittal if:
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the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of Shares) of Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

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Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution” and collectively, “Eligible Institutions”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Guaranteed Delivery.   Shares may also be tendered if all the following conditions are satisfied:
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such tender is made by or through an Eligible Institution;

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a properly completed and duly executed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”), substantially in the form made available by Purchaser, must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires; and

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the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal within two trading days after the date of execution of such Notice of Guaranteed Delivery: (A) if Shares being tendered are certificated, (1) the Letter of Transmittal, properly completed and duly executed, (2) Share Certificates evidencing such Shares, in proper form for transfer, and (3) any other documents required by the Letter of Transmittal, (B) if Shares being tendered are uncertificated and held in book-entry form with Flexion’s transfer agent, (1) the Letter of Transmittal, properly completed and duly executed, and (2) any other documents required by the Letter of Transmittal and (C) if Shares are being tendered by book-entry transfer, (1) a Book-Entry Confirmation, (2) the Letter of Transmittal, properly completed and duly executed, or an Agent’s Message and (3) any other documents required by the Letter of Transmittal.

The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.
Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates, if any, evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.
Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until the Shares to which such Notice of Guaranteed Delivery relates are delivered to the Depositary.
The method of delivery of the Letter of Transmittal, any Share Certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and the risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary (including, in the case of book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign Shares tendered, as specified in the Letter of Transmittal, and that when accepted for payment, we will acquire good, marketable and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our reasonable judgement. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares by any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Pacira, Purchaser, Flexion, the Depositary, D.F. King & Co., Inc. (the “Information Agent”) or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.
Appointment as Proxy.   By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment:
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all such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares;

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all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked;

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no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective); and

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the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Flexion stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper.

Pacira and Purchaser expressly reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Flexion stockholders.
4.   Withdrawal Rights.
Except as otherwise described in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 21, 2021, which is the 60th day after the date of the commencement of the Offer.
For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.
If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein and as otherwise required by Rule 14e-1(c) under the Exchange Act.
Withdrawals of Shares may not be rescinded.   Any Shares withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding upon the tendering party, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our reasonable judgement. None of Pacira, Purchaser, Flexion, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
5.   Material United States Federal Income Tax Consequences.
The following is a general summary of material U.S. federal income tax consequences of the Offer and the Merger to stockholders of Flexion whose Shares are tendered and accepted for payment of the Offer Price pursuant to the Offer or whose Shares are converted into the right to receive the Offer Price (or cash as a result of exercising appraisal rights) pursuant to the Merger. This summary does not purport to address all U.S. federal income tax matters that may be relevant to a particular Flexion stockholder in light of such stockholder’s particular circumstances, such as the alternative minimum tax, the special tax accounting rules under Section 451 of the Code (as defined below) or the Medicare contribution tax on net investment income. For instance, this summary does not address tax considerations applicable to Flexion stockholders that are: (i) certain former citizens and long-term residents of the United States; (ii) financial institutions; (iii) insurance companies; (iv) dealers or traders in securities or currencies or notional principal contracts; (v) tax-exempt entities; (vi) persons that hold Shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security,” constructive sale or other integrated transaction for U.S. federal income tax purposes; (vii) regulated investment companies; (viii) real estate investment trusts; (ix) persons that own (or are deemed to own) 5% or more of the outstanding Shares; (x) partnerships (or other pass-through entities) for U.S. federal income tax purposes and persons who hold Shares through such partnerships (or other pass-through entities); (xi) persons that have a “functional currency” other than the U.S. dollar; (xii) persons that acquired (or will acquire) Shares through exercise of employee stock options or otherwise as compensation; (xiii) persons who hold Flexion RSUs, Flexion Options or other equity derivatives of Flexion; (xiv) persons who do not hold Shares as a capital asset for federal income tax purposes (generally, property held for investment), (xv) persons who elect to apply the provisions of Section 1400Z-2 of the Code (as defined below) to any gain realized in connection with the Offer or the Merger and (xvi) persons who hold their Shares as “qualified small business stock” within the meaning of Section 1202 of the Code (as defined below).
This summary is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof. All of the foregoing are subject to change, and changes could apply retroactively and could affect the tax consequences described below.

For purposes of the Offer and the Merger, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined under the Code) have the authority to control all the substantial decisions of the trust or (b) that has a valid election under applicable U.S. Treasury Regulations to be treated as a “U.S. person.” For purposes of the Offer and the Merger, a “Non-U.S. Holder” is a beneficial owner of Shares that is not a U.S. Holder and is not an entity or arrangement treated as a partnership for U.S. federal income tax purposes. If a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner, member or other owner in such partnership (or other such entity) will generally depend upon the status of the partner, member or other owner and upon the tax treatment and the activities of the partnership (or other such entity). Partners, members or other owners of partnerships (or other such entities) holding Shares should consult their tax advisors.
The descriptions of U.S. federal income tax consequences set forth below are for general information only and are not tax advice. You should consult your own tax advisors as to the particular tax consequences to you of this Offer and the Merger, including the application of U.S. federal, state, local and foreign tax laws and possible changes in such laws.
Consequences of the Offer and the Merger to U.S. Holders.   A U.S. Holder will recognize gain or loss on the exchange of Shares for the Offer Price pursuant to the Offer or the Merger (or for cash upon exercise of appraisal rights). The amount of gain or loss a U.S. Holder recognizes, and the timing and character of a portion of such gain or loss, will depend, in part, on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty. There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs in connection with the Offer or the Merger, as the case may be. The receipt of the CVRs as part of the Offer or the Merger might be treated as a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, each discussed below. Alternatively, the CVRs may be treated as debt instruments for U.S. federal income tax purposes, which would affect the amount, timing, and character of any gain, income or loss with respect to the CVRs. However, as debt treatment is unlikely, the discussion below generally does not address the tax consequences of such characterization. In any event, the installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Shares pursuant to the Offer or the Merger because the Shares are traded on an established securities market.
Pursuant to U.S. Treasury regulations dealing with certain contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and treat the fair market value of the CVRs as part of the consideration received in the Offer or the Merger for purposes of determining gain or loss in the taxable year of the Offer or the Merger. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder should treat the transaction as an “open transaction” for purposes of determining gain or loss in the taxable year of the Offer or the Merger. These Treasury regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. The following sections discuss the U.S. federal income tax consequences of the receipt of the Offer Price in exchange for Shares in the event the transaction is treated as a closed transaction and, alternatively, in the event the transaction is treated as an open transaction. There is no authority directly addressing the question of whether contingent payment rights with characteristics similar to the rights under a CVR should cause a transaction to be treated as a closed transaction or an open transaction, and such question is inherently factual in nature. Accordingly, U.S. Holders are urged to consult their own tax advisors regarding the availability of “open transaction” treatment and other possible characterizations of the receipt of a CVR.
Treatment as Closed Transaction
If the receipt of the CVRs pursuant to the Offer or the Merger is treated as, or determined to be, part of a closed transaction for U.S. federal income tax purposes, you generally will recognize capital gain or loss on a sale of Shares for the Offer Price pursuant to the Offer or an exchange of Shares for the Offer Price pursuant to the Merger (or for cash upon exercise of appraisal rights) in the taxable year of the Merger, as the case may be, in an amount equal to the difference, if any, between (i) the amount of cash you receive plus the “reasonably ascertainable” fair market value of any CVRs you receive and (ii) your adjusted tax basis in your Shares. The proper method to determine the fair market value of a CVR is not clear, but it is possible that the trading value of Flexion’s stock would be considered along with other factors in making that determination. Such gain or loss generally will be calculated separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger (or for cash upon exercise of appraisal rights). Any such capital gain or loss will be long-term capital gain or loss if such U.S. Holder’s holding period for such Shares exceeds one year at the time of the exchange. Long-term capital gains recognized by certain non-corporate taxpayers are generally subject to preferential rates of tax. The deductibility of capital losses is subject to limitations.
If the sale of Shares pursuant to the Offer of the Merger is treated as, or determined to be, a closed transaction for U.S. federal income tax purposes, your initial tax basis in a CVR will equal the fair market value of such CVR upon receipt. The holding period for the CVR will begin on the day following the date of the Merger.
There is no authority directly addressing the U.S. federal income tax treatment of receiving payments on the CVRs and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs is uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. Assuming that a CVR payment is treated as giving rise to an amount realized on the disposition of the CVR, you should recognize gain or loss equal to the difference between such payment on the CVR (less any imputed interest, as described below under “Imputed Interest”) and your adjusted tax basis in the CVR. The gain or loss will be long-term capital gain or loss if you have held the CVR for more than one year at the time of the CVR payment. You may recognize a capital loss to the extent of any remaining basis after the expiration of any right to cash payments under your CVR. The deductibility of capital losses is subject to limitations.
Treatment as Open Transaction
If the receipt of CVRs pursuant to the Offer or the Merger is treated as, or determined to be, an “open transaction” for U.S. federal income tax purposes, the fair market value of the CVRs would not be treated as additional consideration for the Shares at the time the CVRs are received in the Offer or the Merger, as the case may be, the U.S. Holder would have no tax basis in the CVRs, and the U.S. Holder would first recover its adjusted tax basis in the Shares tendered pursuant to the Offer or converted pursuant to the Merger. A U.S. Holder generally would recognize (i) capital gain, if any, in an amount equal to the excess, if any, of: (x) the Cash Amount received by such U.S. Holder in the Offer or the Merger plus the portion of payments on the CVRs received by such U.S. Holder not treated as imputed interest minus (y) such U.S. Holder’s adjusted tax basis in the Shares exchanged in the Offer or the Merger; or (ii) capital loss, if any, to the extent of any remaining basis after the basis reduction described in the previous sentence, only after all payments under the CVRs have been received or it is determined that no further such payments can be received. Such gain or loss generally will be calculated separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger (or for cash upon exercise of appraisal rights).
If the receipt of CVRs pursuant to the Offer or the Merger is treated as, or determined to be, an “open transaction” for U.S. federal income tax purposes, the U.S. Holder would take payments under the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A portion of such payments may be treated as interest income under Section 483 of the Code (as discussed below) and the balance, in general, as additional consideration for the disposition of the Shares.
Imputed Interest
If payment with respect to a CVR is made more than six months after the closing of the Offer or the Effective Time (as applicable), a portion of the payment may be treated as imputed interest that is ordinary income to a U.S. Holder. The portion of the payment treated as imputed interest under Section 483 of the Code would be determined at the time such payment is made and generally would equal the excess of (1) the amount of the CVR payment over (2) the present value of such amount as of the closing of the Offer or the Effective Time (as applicable), calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. The relevant applicable federal rate would be the lower of the lowest applicable federal rate in effect during the three month period ending with the month that includes the date on which the Merger Agreement was signed or the lowest applicable federal rate in effect during the three month period ending with the month that includes the date of the consummation of the Offer or the Merger, as applicable. A U.S. Holder would include in its taxable income interest imputed pursuant to Section 483 of the Code using such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.
As discussed above, the U.S. federal income tax treatment of the CVRs is unclear. You should consult your own tax advisor regarding this issue.
Consequences of the Offer and the Merger to Non-U.S. Holders.   Subject to the discussion below under “— Backup Withholding” and “— FATCA”, payments received by a Non-U.S. Holder with respect to Shares exchanged in the Offer or the Merger (including as a result of exercising appraisal rights) generally will be exempt from U.S. federal income tax, unless:
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your gain, if any, on Shares is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to your permanent establishment in the United States), in which case (i) you will be subject to U.S. federal income tax in the same manner as if you were a U.S. Holder (except that you should provide an IRS Form W-8ECI instead of an IRS Form W-9) and (ii) if you are a corporation, you may also be subject to an additional branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty); or

•
you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition (or, if applicable, the date of the Merger) and certain other conditions are met, in which case you will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares (net of certain U.S. source capital losses recognized during such taxable year).

Generally, if CVR payments are made to a Non-U.S. Holder more than one year after the Offer or the Merger (as applicable), unless a holder provides a proper certification on an IRS Form W-8BEN or other applicable form, Pacira expects to withhold or cause to be withheld an amount equal to 30% (or lower applicable treaty rate) of the portion of any such payments treated as imputed interest (as discussed above). As discussed above, the tax treatment of the CVRs is unclear, and it is possible that Pacira or its withholding agent may be required to withhold additional amounts on payments with respect to the CVRs. Non-U.S. Holders are urged to consult their own tax advisors.
Backup Withholding.   All payments to which you would be entitled pursuant to the Offer or the Merger (including as a result of exercising appraisal rights) may be subject to backup withholding, currently at a rate of 24%, with respect to the proceeds from the disposition of Shares pursuant to this Offer to Purchase or the Merger, and amounts received in respect of CVRs, unless you (i) are a corporation, a Non-U.S. Holder or another exempt recipient or (ii) provide your correct taxpayer identification number (“TIN”) and certify that no loss of exemption from backup withholding has occurred, or (iii) provide an adequate basis for exemption. If you are a U.S. Holder, you should complete and sign the IRS Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. If you are a Non-U.S. Holder, you generally must submit an IRS Form W-8BEN (or other applicable IRS Form W-8) attesting to your exempt foreign status, under penalties of perjury, in order to qualify as an exempt recipient.
If you do not provide a correct TIN, you may be subject to penalties imposed by the IRS, in addition to the backup withholding. Any amount paid as backup withholding does not constitute an additional tax and generally will be creditable against your U.S. federal income tax liability, provided the required information is given to the IRS. If backup withholding results in an overpayment of tax, you may obtain a refund by filing a U.S. federal income tax return. You should consult your own tax advisors as to your qualification for exemption from backup withholding and the procedure for obtaining the exemption.
FATCA.   Pursuant to Sections 1471 to 1474 of the Code and the U.S. Treasury Regulations promulgated thereunder (the provisions commonly known as “FATCA”), if a Non-U.S. Holder exchanges Shares pursuant to the Offer or the Merger, the gross proceeds payable to such Non-U.S. Holder from such sale generally would be subject to withholding at a rate of 30% unless such Non-U.S. Holder complies with the documentation, registration, due diligence and reporting requirements of FATCA. However, proposed U.S. Treasury Regulations have eliminated the application of FATCA withholding to payments of gross proceeds from the disposition of a stock interest in a domestic corporation (such as the Shares). Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Non-U.S. Holders may also be subject to FATCA withholding with respect to imputed interest amounts. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules.
Information Reporting.   Tax information provided to a U.S. Holder and the IRS on IRS Form 1099-B for the year of the Offer and the Merger, as applicable, may reflect only the cash amounts paid to the U.S. Holder in the Offer and the Merger and not the fair market value of the U.S. Holder’s interest in payments made (or to be made) on the CVRs. Accordingly, a U.S. Holder that treats the Offer and the Merger as a “closed transaction” for U.S. federal income tax purposes may receive an IRS Form 1099-B reporting an amount received that is less than the amount such U.S. Holder will realize in the year of the Offer and the Merger, as applicable. In addition, any IRS Form 1099-B a U.S. Holder receives with respect to payments on the CVRs may reflect the entire amount of the CVR payments paid to the U.S. Holder (except imputed interest, which may be reported separately on an IRS Form 1099-INT) and therefore may not take into account the fact that the U.S. Holder already included the value of the such payments in such U.S. Holder’s amount realized in the year of the Offer and the Merger. As a result, U.S. Holders reporting under this method should not rely on the amounts reported to them on IRS Forms 1099-B with respect to the Offer and the Merger. U.S. Holders are urged to consult their tax advisors regarding how to accurately report their income under this method.
6.   Price Range of Shares; Dividends.
The Shares trade on the Nasdaq Global Market under the symbol “FLXN”. The following table sets forth the high and low sale prices per Share for the periods indicated. Share prices are as reported on the Nasdaq Global Market based on published financial sources.
	High	Low
Fiscal Year Ended December 31, 2019
First Quarter	$15.51	$10.98
Second Quarter	$13.40	$9.65
Third Quarter	$15.67	$8.76
Fourth Quarter	$22.98	$12.70
Fiscal Year Ended December 31, 2020
First Quarter	$21.34	$5.01
Second Quarter	$13.37	$6.53
Third Quarter	$14.39	$10.20
Fourth Quarter	$13.61	$10.05
Fiscal Year Ending December 31, 2021
First Quarter	$13.66	$8.22
Second Quarter	$9.75	$6.71
Third Quarter	$8.41	$4.30
Fourth Quarter (through October 21, 2021)	$9.89	$5.40

On October 8, 2021, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sale price per Share reported on the Nasdaq Global Market was $5.78 per Share. On October 21, 2021, the last full day of trading prior to the commencement of the Offer, the closing sale price per Share reported on the Nasdaq Global Market was $9.30. Stockholders are urged to obtain a current market quotation for Shares.
According to Flexion’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC, Flexion has never declared or paid any cash dividends on the Shares and it does not intend to declare or pay any cash dividends on the Shares for the foreseeable future. Under the Merger Agreement, Flexion is not permitted to declare, set aside or pay any dividends with respect to the Shares without the prior written consent of Pacira or except as required by applicable legal requirements.
7.   Certain Information Concerning Flexion.
Flexion was incorporated in Delaware in November 2007. Flexion’s common stock is listed on the Nasdaq Global Market under the symbol “FLXN”. The address of Flexion’s principal executive offices is 10 Mall Road, Suite 301, Burlington, Massachusetts 01803. The telephone number of Flexion’s principal executive offices is (781) 305-7777. The following description of Flexion and its business has been derived from Flexion’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and is qualified in its entirety by reference to such report.
Available Information.   The Shares are registered under the Exchange Act. Accordingly, Flexion is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Flexion’s directors and officers, their remuneration, equity incentive awards granted to them, the principal holders of Flexion’s securities, any material interests of such persons in transactions with Flexion and other matters is required to be disclosed in proxy statements, the most recent one having been filed with the SEC on April 29, 2021. Such reports, proxy statements and other information are available for inspection for free through the SEC’s website on the internet at www.sec.gov.
8.   Certain Information Concerning Pacira and Purchaser.
The summary information set forth below is qualified in its entirety by reference to Pacira’s public filings with the SEC (which may be obtained and inspected as described below under “— Available Information”) and should be considered in conjunction with the more comprehensive financial and other information in such filings and other publicly available information.
Pacira is a Delaware corporation, the indirect parent of Purchaser, and was incorporated in Delaware under the name Blue Acquisition Corp. in December 2006 and changed its name to Pacira, Inc. in June 2007. In October 2010, Pacira changed its name to Pacira Pharmaceuticals, Inc. and in April 2019, Pacira changed its name to Pacira BioSciences, Inc. Pacira’s common stock is listed on the Nasdaq Global Market under the symbol “PCRX”. Pacira’s principal executive offices are located at 5401 West Kennedy Boulevard, Suite 890, Tampa, Florida 33609. The telephone number of Pacira is (813) 553-6680. Pacira is the industry leader in its commitment to non-opioid pain management and regenerative health solutions to improve patients’ journeys along the neural pain pathway. Pacira’s corporate mission is to provide an opioid alternative to as many patients as possible using enhanced recovery after surgery multimodal protocols and opioids for rescue only. To that end, Pacira is advancing a three-part growth strategy focusing on: (i) expanding the utilization of EXPAREL® (bupivacaine liposome injectable suspension) and iovera°®, Pacira’s non-opioid pain therapies; (ii) pursuing innovative opioid-sparing options through in-licensing and acquisition and (iii) advancing a pipeline of non-opioid opportunities for acute and chronic pain management.
Purchaser is a Delaware corporation formed on October 5, 2021, solely for the purpose of effecting the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Purchaser has no assets or liabilities other than the contractual rights and obligations related to the Merger Agreement, Support Agreements and CVR Agreement. Upon the completion of the Merger, Purchaser’s separate corporate existence will cease and Flexion will continue as the Surviving Corporation. Until immediately prior to the time Purchaser accepts for payment Shares pursuant to the Offer, it is not anticipated that Purchaser will have any assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the Transactions. Purchaser is a wholly owned subsidiary of Pacira. The principal executive offices for Purchaser are located at 5401 West Kennedy Boulevard, Suite 890, Tampa, Florida 33609. The telephone number of Purchaser is (813) 553-6680.
The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Pacira and Purchaser are listed in Schedule I to this Offer to Purchase.
During the last five (5) years, none of Pacira or Purchaser or, to the best knowledge of Pacira and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. Except as provided in the Merger Agreement, the Support Agreements or as otherwise described in this Offer to Purchase, (i) none of Pacira or Purchaser or, to the best knowledge of Pacira and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Pacira or Purchaser, or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Pacira or Purchaser or, to the best knowledge of Pacira and Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past 60 days. Except as provided in the Merger Agreement, the Support Agreements or as otherwise described in this Offer to Purchase, none of Pacira or Purchaser or, to the best knowledge of Pacira and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Flexion (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).
Except as set forth in this Offer to Purchase, none of Pacira or Purchaser or, to the best knowledge of Pacira and Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Flexion or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Pacira or Purchaser or any of their subsidiaries, or, to the best knowledge of Pacira and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Flexion or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two (2) years.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Pacira and Purchaser with the SEC, are available for free at the SEC’s website on the internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Pacira and Purchaser have filed electronically with the SEC. In addition, Pacira is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Pacira’s directors and officers, their remuneration, equity incentive awards granted to them, the principal holders of Pacira’s securities, any material interests of such persons in transactions with Pacira and other matters is required to be disclosed in proxy statements, the most recent one having been filed with the SEC on April 22, 2021. Such reports, proxy statements and other information are available for inspection for free through the SEC’s website on the internet at www.sec.gov.
9.   Source and Amount of Funds.
Each of Pacira’s and Purchaser’s obligation to commence the Offer and close the Merger is not conditioned on its ability to obtain financing. Pacira and Purchaser have represented to Flexion that the cash or other liquid financial resources of Pacira and Purchaser as of the closing date of the Merger (the “Closing Date”) will be sufficient to enable Pacira and Purchaser to consummate the Transactions and the payment of all amounts owing in respect of fees, costs and expenses of Pacira and Purchaser. Pacira estimates that the total amount of funds required by Pacira and Purchaser to consummate the Offer and the Merger, to fund payments in respect of outstanding Flexion Options and outstanding Flexion RSUs and to repay certain indebtedness of Flexion is approximately $774.5 million, excluding related fees and expenses and any assumed cash. In addition, Pacira would need approximately $425.5 million to pay the maximum aggregate amount that the holders of CVRs and holders of certain options would be entitled to if all of the Milestones are achieved. The foregoing amounts are based on the assumed Option Reference Price (as defined below) of $9.35 per Share set forth in the calculation of filing fee in the Schedule TO, of which this Offer to Purchase forms a part. To the extent the actual Option Reference Price to be determined pursuant to the Merger Agreement on the trading day immediately prior to the Closing Date is higher or lower than $9.35 per Share, the foregoing amounts will need to be updated accordingly. As of June 30, 2021, Pacira had approximately $646.6 million in cash and cash equivalents and short-term investments. Pacira and Purchaser expect to finance the Offer, the Merger, and any fees, costs and expenses with cash or other liquid financial resources. In addition, Pacira expects to explore Debt Financing to supplement its cash position.
As described in more detail in Section 11 — “The Transaction Agreements”, in connection with the Merger, Pacira has undertaken to, among other things, pay, or cause one or more of its subsidiaries to repay in full all amounts outstanding under the Flexion Loan Agreement (as defined below) and fund certain repurchases and redemptions with respect to the Flexion Convertible Notes.
While, for the reasons stated above, we do not believe our financial condition to be relevant to your decision to tender your Shares and accept the Offer, you should consider the fact that Pacira’s future financial condition could deteriorate such that Pacira would not have the necessary cash and cash equivalents and/or short-term investments to pay, or cause to be paid, any Milestone Payment. Furthermore, you should also consider the fact that: (i) holders of CVRs will have no greater rights against Pacira or the Surviving Corporation than those accorded to general unsecured creditors of Pacira or the Surviving Corporation under applicable legal requirements; (ii) the CVRs will be effectively subordinated in right of payment to all of Pacira’s and the Surviving Corporation’s secured obligations to the extent of the collateral securing such obligations; (iii) the CVRs will be effectively subordinated in right of payment to all existing and future indebtedness, claims of holders of capital stock and other liabilities, including trade payables, of Pacira’s subsidiaries (other than the Surviving Corporation); and (iv) the filing of a bankruptcy petition by, or on behalf of, Pacira or the Surviving Corporation, may prevent Pacira or the Surviving Corporation from making some or all payments that may become payable with respect to the CVRs.
10.   Background of the Offer; Past Contacts or Negotiations with Flexion.
The following is a description of material contacts between representatives of Pacira or Purchaser and representatives of Flexion that resulted in the execution of the Merger Agreement. For a review of Flexion’s additional activities, please refer to Flexion’s Schedule 14D-9 that will be filed with the SEC and mailed to all Flexion stockholders.
From time to time, Pacira regularly meets with other biopharmaceutical companies, including Flexion, to discuss potential strategic opportunities.
On May 21, 2021, David Stack, Pacira’s Chairman and Chief Executive Officer, contacted Patrick J. Mahaffy, Flexion’s Chairman of the Board. Mr. Stack inquired about Flexion’s openness to a potential strategic transaction and, if so, potential transaction structures. Mr. Stack conveyed Pacira’s interest in acquiring the ZILRETTA-only portion of Flexion’s business. Mr. Mahaffy noted that any interest by the Board in a strategic transaction would be greater in a whole company transaction rather than a single asset transaction. Mr. Mahaffy also informed Mr. Stack that the next Flexion Board meeting was to be held on June 24, 2021 and noted that if Pacira was interested in pursuing a potential strategic transaction with Flexion, the Flexion Board would appreciate an indication of interest at that time because the Flexion Board planned to discuss strategic and financing options at the upcoming meeting. Mr. Stack concluded the conversation by indicating that Pacira might submit a proposal in June 2021.

On May 25, 2021, Mr. Mahaffy contacted Mr. Stack to report that Pacira’s interest in a potential transaction had been discussed with the Flexion Board.
On May 27, 2021, Mr. Stack spoke with Michael D. Clayman, M.D., Flexion’s President, Chief Executive Officer and member of the Flexion Board, about Pacira’s interest in a potential transaction with Flexion and to learn more about Flexion. The parties did not exchange any non-public information, but Mr. Clayman requested that Pacira submit a letter of intent for a proposed strategic transaction for Flexion to consider at the meeting of the Flexion Board to be held on June 24, 2021.
On May 28, 2021, representatives of Flexion delivered a proposed mutual confidentiality agreement to representatives of Pacira. After negotiations, the confidentiality agreement was executed on June 1, 2021. The terms of the confidentiality agreement included customary standstill provisions but did not include a “fall-away” upon the entry or public announcement of certain acquisition transactions, as discussed in more detail in Section 11 — “The Transaction Agreements — Confidentiality Agreement.”
On June 2, 2021, Ronald J. Ellis, Jr., DO, MBA, Pacira’s Senior Vice President, Corporate Strategy & Business Development, spoke with Frederick Driscoll, Flexion’s Chief Financial Officer, to discuss and learn about Flexion’s business.
On June 16, 2021, Mr. Stack spoke to Mr. Mahaffy to inform him that Pacira would not be submitting a proposal for a potential strategic transaction ahead of the meeting of the Flexion Board to be held on June 24, 2021.
On July 7, 2021, representatives of Lazard contacted Mr. Ellis to inform him that Flexion had engaged Lazard to advise Flexion with respect to a potential strategic transaction.
On July 21, 2021, representatives of Lazard spoke with Mr. Ellis. Mr. Ellis conveyed Pacira’s interest in participating in the strategic process and stated that Pacira would send due diligence requests the following week.
On July 23, 2021, representatives of Pacira introduced representatives of Lazard to representatives of J.P. Morgan Securities LLC, Pacira’s financial advisor (“J.P. Morgan”), to discuss the potential strategic transaction.
On July 26, 2021, Parica was granted access to a virtual data room, which included access to Flexion’s preliminary financial model prepared in March 2021, and Pacira, along with Perkins Coie LLP, its outside legal counsel (“Perkins Coie”), began a due diligence review of Flexion that would continue through October 11, 2021.
On July 28, 2021, representatives of Lazard spoke with Mr. Ellis to discuss the potential strategic transaction, including timing.
On August 2, 2021, representatives of Lazard spoke with representatives of J.P. Morgan to discuss the potential strategic transaction.
On August 9, 2021, representatives of Pacira received a process letter from representatives of Lazard requesting that parties interested in entering into a strategic transaction with Flexion submit written, non-binding preliminary indications of interest by August 30, 2021.
On August 30, 2021, representatives of Pacira submitted a written, non-binding proposal to acquire all the outstanding Shares of Flexion for $7.50 per Share, in cash, with an indication that Pacira was potentially willing to explore alternative forms of consideration.
On September 4, 2021, representatives of Lazard provided feedback to representatives of Pacira regarding its written, non-binding proposal submitted on August 30, 2021. The representatives of Lazard requested a higher per Share price and the inclusion of a CVR based on future sales of ZILRETTA.
On September 10, 2021, representatives of Pacira provided a written, non-binding proposal to acquire all the outstanding Shares of Flexion for $8.50 per Share, in cash, plus one CVR per Share, which would represent the right to receive a contingent payment of $1.50 if annual revenues of ZILRETTA exceeded $500.0 million on or prior to December 31, 2027.

On September 16, 2021, representatives of Lazard provided further feedback to representatives of Pacira regarding its written, non-binding proposal submitted on September 10, 2021. The representatives of Lazard requested additional ZILRETTA revenue-based CVR milestones with no time limit on achievement as well as CVR milestones related to Flexion’s product candidates obtaining FDA approval.
On September 18, 2021 and September 19, 2021, Mr. Stack spoke with Mr. Mahaffy regarding Pacira’s interest in continuing in the process and requesting additional due diligence access.
On September 19, 2021, representatives of Lazard spoke with representatives of J.P. Morgan, who conveyed that Pacira would not provide an updated proposal until they were able to conduct additional due diligence. Later that day, representatives of Lazard shared a process letter and draft merger agreement with representatives of J.P. Morgan and requested a non-binding written proposal and comments on the draft merger agreement by September 30, 2021. On September 22, 2021, Mr. Stack spoke with Dr. Clayman to clarify details regarding Pacira’s September 10th proposal, including the proposed milestone payments and timing.
From September 22, 2021 to September 23, 2021, representatives of Lazard spoke with representatives of J.P. Morgan multiple times regarding a potential strategic transaction. Representatives of Lazard noted Pacira was behind in the process and would need to improve their proposal and send a revised draft of the merger agreement and CVR agreement (a draft of which was provided to J.P. Morgan on September 22, 2021 by Lazard) as soon as possible to remain in contention.
On September 23, 2021, representatives of Lazard contacted representatives of Pacira to indicate that Flexion had received a transactable proposal. Later that day, Mr. Clayman contacted Mr. Stack to inquire as to whether Pacira was planning to submit a proposal.
On September 24, 2021, Pacira sent a written, non-binding proposal to Lazard to acquire all the outstanding shares of Flexion at $8.25 per Share, in cash, plus one CVR per Share, which would represent the right to receive one or more contingent payments of up to $8.00 in the aggregate, if the Milestones described in more detail in Section 11 — “The Transaction Agreements — CVR Agreement,” were achieved on or prior to December 31, 2030, which included Milestones related to Flexion’s product candidates obtaining FDA approval. In addition, Pacira sent revised drafts of the merger agreement and the CVR agreement and requested exclusivity to transact with Flexion through October 11, 2021.
On September 25, 2021, representatives of Lazard contacted representatives of J.P. Morgan and requested their best and final proposal by September 26, 2021, emphasizing the need to improve the upfront cash component of the bids, and that Pacira increase the cash amount of its bid to $8.50 per Share. During the course of the day, Mr. Stack, representatives of Pacira, representatives of Flexion and representatives of Lazard discussed the bid and process.
Also, on September 25, 2021, Dr. Clayman contacted Mr. Stack to reiterate Lazard’s message that Pacira provide its best and final proposal by noon on September 26, 2021.
Later that day, Pacira submitted an increased, written, non-binding bid of $8.50 per Share, in cash, plus one CVR per Share, representing the right to receive one or more contingent payments of up to $8.00 in the aggregate, and asked for exclusivity through October 11, 2021. Pacira’s proposal noted that the transaction would not be subject to a financing condition and that a failure by Flexion to accept Pacira’s proposal dated September 25th and enter into exclusivity by the end of the day would result in Pacira withdrawing its proposal and ending discussions with Flexion.
On September 25, 2021, representatives of Lazard informed representatives of Pacira that its bid had been accepted by the Flexion Board and representatives of Pacira delivered a proposed exclusivity agreement to representatives of Lazard, which was entered into later that evening and provided Pacira with the exclusive right to transact with Flexion through October 11, 2021, as described in more detail in Section 11 — “The Transaction Agreements — Exclusivity Agreement.”
From September 26, 2021 through October 10, 2021, representatives of Pacira and representatives of Perkins Coie continued their due diligence review of Flexion and negotiated terms of a draft merger agreement and draft CVR agreement with representatives of Flexion, representatives of Cooley LLP,

Flexion’s outside legal counsel (“Cooley”), and representatives of Lazard, including with respect to, the Termination Fee (as defined below), antitrust conditions and treatment of the Out of the Money Options.
On October 2, 2021, at the request of Pacira, Cooley provided a draft form of tender and support agreement to Perkins Coie, pursuant to which Flexion’s directors and executive officers or certain of their affiliates would commit to tender their shares in the proposed transaction. The parties continued to negotiate the terms of the tender and support agreement through October 10, 2021, including with respect to the covenants of Flexion’s directors and executive officers or certain of their affiliates thereunder.
On October 8, 2021, representatives of Pacira and Dr. Clayman discussed and agreed to a resolution of certain outstanding key terms in the draft merger agreement, including the Termination Fee in the amount of 4% of equity value, which senior management of Pacira indicated was the lowest termination fee that Pacira’s board of directors would accept.
On October 10, 2021, representatives of Perkins Coie and Cooley finalized the terms of the proposed merger agreement, form of tender and support agreement and form of CVR agreement.
On October 11, 2021, early in the morning, the parties executed the Merger Agreement, which included the form of CVR Agreement as an exhibit, and the Support Agreements. Following the execution of the transaction agreements and prior to the opening of trading of the Shares on the Nasdaq Global Market and Pacira’s common stock on the Nasdaq Global Select Market, Pacira and Flexion issued a joint press release announcing the execution of the Merger Agreement and the other transaction agreements. Pacira also held a conference call to discuss the transaction.
On October 22, 2021, Pacira and Purchaser commenced the Offer pursuant to the Merger Agreement.
11.   The Transaction Agreements.
The Merger Agreement
The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as Exhibit (d)(1) to the Schedule TO of which this Offer to Purchase forms a part. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Pacira and Purchaser.” Flexion stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Pacira, Purchaser or Flexion. In particular, the representations, warranties and covenants of each party set forth in the Merger Agreement have been made only for the purposes of, and were and are solely for the benefit of the parties to, the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by a confidential disclosure schedule made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The confidential disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Merger Agreement. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact.
The Offer.   The Merger Agreement provides that Purchaser will commence the Offer on or before October 25, 2021. Purchaser’s obligation to accept for payment and pay for any Shares validly tendered (and not validly withdrawn) in the Offer is subject to the satisfaction or waiver of the Minimum Condition and the other Offer Conditions that are described in Section 15 — “Conditions to the Offer.” Subject to the satisfaction of the Minimum Condition and the satisfaction or waiver (to the extent waivable) of the other Offer Conditions that are described in Section 15 — “Conditions to the Offer,” the Merger Agreement provides that Purchaser will, and Pacira will cause Purchaser to, irrevocably accept for payment and pay for all

Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable after the Expiration Date. Acceptance of all such validly tendered Shares for payment pursuant to and subject to the conditions of the Offer, which will occur on November 19, 2021, unless one or more Offer Conditions is not satisfied as of such date, in which case we will extend the Offer pursuant to the terms of the Merger Agreement, is referred to herein as the “Offer Acceptance Time,” and the date and time at which the Offer Acceptance Time occurs is referred to herein as the “Offer Closing.” The Offer may not be withdrawn without Flexion’s prior written consent prior to the Expiration Date (including any rescheduled Expiration Date) unless the Merger Agreement is terminated in accordance with its terms.
Pacira and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer that are not inconsistent with the Merger Agreement, including the Offer Conditions. However, notwithstanding the foregoing, without the prior written consent of Flexion, we are not permitted to:
•
decrease the Offer Price;

•
change the form of consideration payable in the Offer;

•
decrease the maximum number of Shares sought to be purchased in the Offer;

•
impose conditions or requirements to the Offer in addition to the Offer Conditions;

•
amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Pacira or Purchaser to consummate the Offer, the Merger or the other Transactions;

•
amend, modify, change or waive the Minimum Condition, the Termination Condition or the Order Condition;

•
terminate the Offer or accelerate, extend or otherwise change the Expiration Date in a manner other than in accordance with the relevant provisions of the Merger Agreement; or

•
provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Expiration Date and in which Pacira is required to cause Purchaser to extend the Expiration Date. Specifically, subject to our rights to terminate the Merger Agreement in accordance with its terms, the Merger Agreement provides that Purchaser must (and Pacira will cause Purchaser to) extend the Offer:
•
from time to time for any period required by applicable legal requirements, any interpretation or position of the SEC, the staff thereof or the Nasdaq Global Market applicable to the Offer;

•
from time to time for periods of up to 10 business days per extension until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act has expired or been terminated; and

•
if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived and Flexion requests that the Offer be extended to permit satisfaction of such Offer Condition(s).

However, notwithstanding the foregoing, Purchaser is not required to, and without Flexion’s consent, may not, extend the Offer beyond the earlier of (A) the termination of the Merger Agreement in accordance with its terms and (B) February 14, 2022, which date may be extended pursuant to the terms of the Merger Agreement, as described in Section 11 — “The Transaction Agreements”, but in no event will such date be later than April 11, 2022. If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Shares.
Purchaser has agreed that it will (and Pacira has agreed to cause Purchaser to) promptly terminate the Offer, and will not acquire any Shares pursuant thereto, upon any valid termination of the Merger Agreement prior to the Offer Acceptance Time.

Offer Conditions.   The Offer Conditions are described in Section 15 — “Conditions to the Offer.”
The Merger.   The Merger Agreement provides that, as soon as practicable following the consummation of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into Flexion, and the separate corporate existence of Purchaser will cease, and Flexion will continue as the Surviving Corporation in the Merger. The Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time without a meeting of Flexion stockholders and without a vote on the adoption of the Merger Agreement by Flexion stockholders.
The certificate of incorporation and bylaws of the Surviving Corporation at and immediately after the Effective Time will be in the forms attached to the Merger Agreement as Exhibits A and B, respectively.
The obligations of Flexion, Pacira and Purchaser to complete the Merger are subject to the satisfaction of the following conditions:
•
there must not have been issued by any court or other governmental body of competent jurisdiction and remain in effect any judgment, temporary, preliminary or permanent order preventing the consummation of the Merger, nor will any action have been taken, or legal requirements (other than any antitrust law)or order been promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any governmental body of competent jurisdiction and remain in effect which directly or indirectly prohibits, or makes illegal, the consummation of the Merger; and

•
Purchaser (or Pacira on Purchaser’s behalf) must have irrevocably accepted for payment all Shares validly tendered pursuant to the Offer and not validly withdrawn.

Conversion of Capital Stock at the Effective Time.   At the Effective time, by virtue of the Merger, each Share issued immediately prior to the Effective Time (other than Shares held (i) by Flexion or any of its subsidiaries (including any held in Flexion’s treasury) or by Pacira or Purchaser or any other direct or indirect wholly owned subsidiary of Pacira, which Shares will be canceled and will cease to exist without any consideration payable or (ii) by any Flexion stockholders who properly exercise and perfect their appraisal rights under Delaware law with respect to such Shares) will be automatically converted into the right to receive the Offer Price, in cash, without interest (the “Merger Consideration”), and subject to any applicable withholding taxes.
Each share of the common stock of Purchaser outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.
At the close of business on the day of the Effective Time, the stock transfer books of Flexion with respect to the Shares will be closed and thereafter there will be no further registration of transfers of Shares on the records of Flexion. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares other than the right to receive, upon surrender stock of certificates or book-entry shares in accordance with the procedures set forth in the Merger Agreement, the Merger Consideration, or, with respect to Shares of a holder who exercises and perfects their appraisal rights in accordance with Delaware law.
Treatment of Flexion Equity Awards.   Pursuant to the terms of the Merger Agreement, each Flexion Option that is outstanding as of immediately prior to the Offer Acceptance Time will automatically accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Offer Acceptance Time. As of the Effective Time,
•
each Flexion Option with a per Share exercise price that is less than the Cash Amount (each, an “In the Money Option”) that is outstanding and unexercised immediately prior to the Effective Time will be canceled and converted into the right to receive both (i) cash in an amount equal to the product of (A) the total number of Shares subject to such fully vested In the Money Option immediately prior to the Effective Time, multiplied by (B) the excess, if any, of the (x) Cash Amount minus (y) the exercise price payable per Share under such In the Money Option and (ii) one CVR for each Share subject to such In the Money Option immediately prior to the Effective Time, net of any withholding taxes required to be deducted and withheld by applicable legal requirements; and

•
each Flexion Option with a per Share exercise price that is equal to or greater than the Cash Amount and less than the closing price per Share on the Nasdaq Global Market (or the principal market on which the Shares are then traded or quoted) on the trading day immediately prior to the Closing Date (the “Option Reference Price”) (each, an “Out of the Money Option”) that is then outstanding and unexercised immediately prior to the Effective Time will be canceled and converted into the right to receive, upon the achievement of a Milestone (a “Milestone Payment Date”), a cash payment, if any, equal to (A) the product of (1) the total number of Shares subject to such Out of the Money Option immediately prior to the Effective Time, multiplied by (2) the amount, if any, by which (i) the Cash Amount plus the applicable Milestone Payment plus any Milestone Payments in respect of such Out of the Money Options that were previously earned exceeds (ii) the exercise price payable per Share under such Out of the Money Option, minus (B) the gross amount of Out of the Money Option Consideration (as defined below) previously paid with respect to such Out of the Money Option (the “Out of the Money Option Consideration”), net of any withholding taxes required to be deducted and withheld by applicable law.

•
any Flexion Option with a per Share exercise price that is equal to or greater than the Option Reference Price will be canceled at the Effective Time without any consideration payable (whether in the form of cash or a CVR or otherwise) therefor whether before or after the Effective Time and in the event the Milestone Payment Date does not occur, no payment (whether in the form of the Out of the Money Option Consideration or otherwise) will be made in respect of any Out of the Money Option following the Effective Time.

•
each restricted stock unit award granted pursuant to Flexion’s equity incentive plans (including, for the avoidance of doubt, any such performance-based restricted stock unit award) that is outstanding immediately prior to the Offer Acceptance Time will automatically accelerate and become fully vested immediately prior to, and contingent upon, the Offer Acceptance Time. As of the Effective Time, each Flexion RSU that is then outstanding as of immediately prior to the Effective Time, will be cancelled and converted into the right to receive both (i) cash in an amount equal to the product of (A) the total number of Shares issuable in settlement to such Flexion RSU, immediately prior to the Effective Time, multiplied by (B) the Cash Amount and (ii) one CVR for each Share issuable in settlement to such Flexion RSU, net of any withholding taxes required to be deducted and withheld by applicable law.

Treatment of Flexion Employee Stock Purchase Plan.   Prior to the consummation of the Merger (the “Closing”), Flexion will take all reasonable actions required to (i) terminate its Employee Stock Purchase Plan, as amended, (the “Flexion ESPP”), as of immediately prior to the Closing Date, (ii) if the Closing occurs prior to the end of any offering period in existence under the Flexion ESPP as of the Closing Date, cause a new purchase date to be set under the Flexion ESPP, which date will be two business days prior to the Closing Date, for the automatic exercise of outstanding purchase rights on such date, and (iii) provide that the amount of the accumulated contributions of each participant under the Flexion ESPP as of immediately prior to the Effective Time will, to the extent not used to purchase Shares in accordance with the terms and conditions of the Flexion ESPP, be refunded to such participant as promptly as practicable following the Effective Time (but no later than the later of (i) 10 business days after the Effective Time or (ii) the first payroll date after the Effective Time). All Shares automatically purchased on the new purchase date contemplated by the foregoing will be converted into the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement.
As soon as reasonably practicable after the Effective Time (but no later than the later of (i) 10 business days after the Effective Time or (ii) the first payroll date after the Effective Time), Pacira will, or will cause the Surviving Corporation to, pay or cause to be paid through the Surviving Corporation’s payroll each Flexion employee’s Flexion ESPP unused account balance measured as of the time of plan termination to be distributed in cash to each such employee (net of any withholding taxes required to be deducted and withheld by applicable legal requirements pursuant to the terms of the Merger Agreement).
Representations and Warranties.
In the Merger Agreement, Flexion has made representations and warranties to Pacira and Purchaser with respect to, among other things:

•
corporate matters, such as due organization, good standing and subsidiaries;

•
organizational documents;

•
authority in connection with the Merger Agreement, the recommendation of the Flexion Board with respect to the Offer, and the enforceability of the Merger Agreement;

•
capitalization;

•
non-contravention and consents;

•
financial statements and SEC filings;

•
accuracy of information supplied for the Offer and the Schedule TO;

•
absence of certain changes or events;

•
intellectual property;

•
privacy and information security;

•
material contracts;

•
absence of undisclosed liabilities;

•
absence of legal proceedings and orders;

•
compliance with legal requirements;

•
regulatory matters;

•
compliance with anti-corruption laws;

•
governmental authorizations;

•
tax matters;

•
employee and employee benefit plan matters;

•
environmental matters;

•
real property;

•
title to assets;

•
insurance;

•
state takeover laws, including Section 203 of the DGCL;

•
requisite Flexion stockholder approvals following the Offer Acceptance Time;

•
the opinions of Flexion’s financial advisor; and

•
brokers and other advisors.

Some of the representations and warranties in the Merger Agreement made by Flexion are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any change, effect, circumstance, fact, event or occurrence (each, an “Effect”) which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of Flexion; except, that none of the following will be deemed in and of themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there is, or would be reasonably be expected to be, a Material Adverse Effect:
(i)
any Effect generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative, or regulatory conditions, or the industries in which Flexion operates;

(ii)
any Effect arising out of or otherwise relating to fluctuations in the value of any currency exchange, interest or inflation rates or tariffs;

(iii)
any Effect arising out of or otherwise relating to any change (or proposed change) in, or any compliance with or action taken for the purpose of complying with, any applicable legal requirement or United States generally accepted accounting principles (“GAAP”) (or interpretations of any applicable legal requirement or GAAP);
(iv)
any Effect arising out of or otherwise relating to any act of terrorism, cyberterrorism (whether or not sponsored by a governmental body), outbreak of hostilities, acts of war, trade war, national or international calamity or any other similar event (or the escalation of any of the foregoing);

(v)
any acts of god, natural disasters, force majeure events, weather or environmental events, health emergencies, pandemics (including COVID-19) or epidemics (or the escalation of any of the foregoing) and any governmental or industry responses thereto, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other applicable legal requirement, directive, guidelines or recommendations promulgated by any governmental body, including the Centers for Disease Control and Prevention and the World Health Organization, or by any U.S. industry group, in each case, in connection with or in response to COVID-19 (the “COVID-19 Measures”);

(vi)
any change in the market price or trading volume of the Shares or change in Flexion’s credit ratings;

(vii)
the failure of Flexion to meet internal or analysts’ expectations, projections, forecasts, guidance or estimates, including the results of operations of Flexion;

(viii)
any Effect or other matter resulting from the negotiation, execution, announcement, pendency or performance of the Merger Agreement and the Transactions, including any Effect related to the identity of Pacira, Purchaser or any of their affiliates or representatives, or facts and circumstances relating thereto, any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of Flexion with any of its current or prospective suppliers, customers, wholesalers, service providers, distributors, licensors, licensees, regulators, employees, creditors, stockholders or other third parties, subject to certain exceptions set forth in the Merger Agreement;

(ix)
any Effect arising out of or otherwise directly relating to any action taken by Flexion at the written direction or approval of Pacira, Purchaser or any of their affiliates or representatives, or any action specifically required to be taken by Flexion, or the failure of Flexion to take any action that Flexion is specifically prohibited from taking by the terms of the Merger Agreement (including due to Pacira not granting a consent requested by Flexion pursuant to the Merger Agreement);

(x)
any Effect arising out of or relating to Pacira’s or Purchaser’s breach of the Merger Agreement; and

(xi)
any actions taken by Pacira, Purchaser or any of their affiliates or representatives;

provided, however, that in the cases of (i) through (iv) above (other than COVID-19 Measures), such exclusion will only be applicable to the extent such matter does not have a materially disproportionate Effect on Flexion relative to other companies in the industries in which Flexion operates that are of a similar size to Flexion, in which case such Effect will be taken into account only to the extent of such materially disproportionate Effect on Flexion; provided, further, that in the cases of (vi) and (vii) above, the underlying causes of any such Effect, to the extent they first arose after October 11, 2021, may be considered in determining whether a Material Adverse Effect occurred to the extent not otherwise excluded by another exception in the definition of Material Adverse Effect.
In the Merger Agreement, Pacira and Purchaser have made representations and warranties to Flexion with respect to, among other things:
•
corporate matters, such as due organization and good standing;

•
Purchaser’s business activities and Pacira’s ownership of Purchaser;

•
authority in connection with the Merger Agreement and the CVR Agreement, and the enforceability of the Merger Agreement;

•
required consents and approvals, and the absence of conflicts with and violations or breaches of, or defaults under, organizational documents, contracts, laws and governmental authorizations;

•
accuracy of information supplied for the Offer and the Solicitation/Recommendation Statement on Schedule 14D-9 of Flexion (which we refer to, together with any exhibits and annexes attached thereto, as the “Schedule 14D-9”);

•
absence of legal proceedings and orders;

•
solvency;

•
ownership of securities of Flexion and absence of certain arrangements with Flexion stockholders, directors, officers, employees and affiliates;

•
brokers and other advisors;

•
absence of certain negotiations;

•
the availability of funds to finance the consideration payable in the Offer and the Merger;

•
independent investigation of Flexion by Pacira and Purchaser; and

•
non-reliance on Flexion estimates, projections, forecasts, forward-looking information and business plans.

Some of the representations and warranties in the Merger Agreement made by Pacira and Purchaser are qualified as to “materiality” or “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any Effect that would, individually or in the aggregate, prevent, materially delay or materially impair the ability of Pacira or Purchaser to consummate the Transactions.
None of the representations and warranties of the parties contained in the Merger Agreement, Flexion’s confidential disclosure schedule or in any certificate, schedule, or other document delivered pursuant to the Merger Agreement will survive the Merger.
Conduct of Business Pending the Merger.   Flexion has agreed that, during the period from October 11, 2021 until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms (the “Pre-Closing Period”), except (i) as required or expressly contemplated under the Merger Agreement, the confidential disclosure schedule or as required by applicable legal requirements, (ii) for any action reasonably taken, or omitted to be taken, as required by or to comply with COVID-19 Measures or (iii) with the written consent of Pacira (which consent will not be unreasonably withheld, conditioned or delayed), Flexion will, and will cause each of its subsidiaries to, use commercially reasonable efforts to, conduct in all material respects its business and operations in the ordinary course and preserve intact the material components of Flexion’s current business organization. including by maintaining its relations and goodwill with all material suppliers, material customers, governmental bodies and other material business relations.
Flexion has further agreed that, during the Pre-Closing Period, except (i) as required or expressly contemplated under the Merger Agreement, the confidential disclosure schedule or as required by applicable legal requirements, (ii) for any action reasonably taken, or omitted to be taken, as required by or to comply with COVID-19 Measures or (iii) with the written consent of Pacira (which consent will not be unreasonably withheld, conditioned or delayed), Flexion will not, and will cause its subsidiaries not to, among other things and subject to specified exceptions:
•
amend or permit the adoption of any amendment to its certificate of incorporation and bylaws or other organizational documents;

•
establish a record date for, declare, accrue, set aside or pay any dividends on, or make any other distributions in respect of, any shares of its capital stock;

•
repurchase, redeem or otherwise reacquire any shares of its capital stock (including any Shares), or any rights, warrants or options to acquire any shares of its capital stock (subject to specified exceptions);

•
split, combine, subdivide or reclassify any Shares or other equity interests;

•
issue, sell, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, grant, delivery, pledge, transfer or encumbrance (other than pursuant to agreements in effect as of the date of the Merger Agreement) by Flexion or any of its subsidiaries of any capital stock, equity interest or other security of Flexion or any of its subsidiaries, any subscription, option, call, warrant, restricted securities, or right or obligation to acquire any capital stock, equity interest or other security of Flexion or any of its subsidiaries or any instrument convertible into, exchangeable for any capital stock, equity interest or other security of Flexion or any of its subsidiaries (subject to specified exceptions);

•
(i) establish, adopt, terminate or amend any employee benefit plan, (ii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of Flexion’s employee benefit plans, or (iii) grant any employee or director any increase in compensation, bonuses or benefits (subject to specified exceptions);

•
(i) enter into (A) any change-of-control agreement with any executive officer, employee, director or independent contractor or (B) any retention, employment, severance or other material agreement with any executive officer or director, (ii) enter into any employment or severance agreement with any non-executive officer employee with an annual base salary greater than $100,000 or any consulting agreement with an independent contractor with an annual base compensation greater than $100,000 or (iii) hire any employee with an annual base salary in excess of $100,000;

•
form any subsidiary, acquire any equity interest in any other entity or enter into any joint venture, partnership, collaboration or similar profit-sharing arrangement;

•
make or authorize any capital expenditures exceeding specified thresholds (subject to specified exceptions);

•
acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, mortgage or otherwise subject to any material encumbrance (other than specified permitted encumbrances) any material right or other material asset or property;

•
lend money or make capital contributions or advances to or make investments in, any person, or incur or guarantee any indebtedness, including incurring any indebtedness under existing credit facilities (subject to specified exceptions);

•
make or change any material income or other material tax election, change or revoke any income or other material method of tax accounting, consent to the extension or waiver of the statutory period of limitations applicable to any tax claim or assessment other than in connection with automatic extensions of the due date for filing a tax return, settle or compromise any material tax liability, file any amended income or other material tax return, enter into any closing agreement with respect to taxes, fail to pay any income or other material tax as such tax becomes due and payable, or prepare any income or other material tax return in a manner which is materially inconsistent with past practices of Flexion or any of its subsidiaries with respect to the treatment of equivalent items on prior tax returns;

•
settle, release, waive or compromise any legal proceeding (subject to specified exceptions);

•
enter into any collective bargaining agreement or other agreement with any labor organization, except to the extent required by applicable legal requirements;

•
adopt or implement any stockholder rights plan or similar arrangement;

•
adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•
make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X under the Exchange Act or other applicable legal requirement;

•
amend, modify or waive any material rights or obligations under any material contract or enter into any contract which if entered into prior to the date of the Merger Agreement would have been deemed a material contract pursuant to the Merger Agreement;

•
terminate, fail to renew, abandon, allow to enter into the public domain, cancel, let lapse, fail to continue to prosecute or defend, encumber, license (including through covenants not to sue, non-assertion provisions or releases, immunities from suit that relate to intellectual property rights or any option to any of the foregoing, but excluding any non- material non-exclusive licenses of Flexion’s intellectual property that have been entered into in the ordinary course of business consistent with past practice), sell, assign, transfer or otherwise dispose of any material intellectual property rights; or

•
authorize any of, or agree or commit to take any of, the foregoing actions.

No Solicitation During Pre-Closing Period.   Flexion agreed, on behalf of itself and its directors, officers and employees, and agreed to direct its representatives, to cease and cause to be terminated any solicitation and any and all existing discussions or negotiations with any person that may have been ongoing with respect to any Acquisition Proposal (as defined below) at the time of the execution of the Merger Agreement.
Except as otherwise described below and subject to certain exceptions, Flexion has also agreed, on behalf of itself and its subsidiaries, that they will not, and will not authorize their respective representatives to, and will use reasonable best efforts not to permit or allow their representatives to,
•
directly or indirectly:

•
solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that would reasonably be expected to lead to, an Acquisition Proposal;

•
engage in, continue or otherwise participate in any discussions (except to notify a Person that makes any inquiry or offer with respect to an Acquisition Proposal of the existence of the restrictions or solicitation in the Merger Agreement or to clarify whether any such inquiry, offer or proposal constitutes an Acquisition Proposal) or negotiations regarding, or furnish to any other person any information in connection with, or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•
adopt, approve, or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•
waive or release any person from, fail to use reasonable best efforts to enforce any standstill agreement or any standstill provisions of any contract entered into in respect of an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; except, the Flexion Board may take, or omit to take, any of the actions contemplated by the this bullet in the event that Flexion determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Flexion Board under applicable legal requirement; or

•
resolve or agree to do any of the foregoing.

Flexion also agreed to terminate access by any third party to any physical or electronic data room relating to any potential Acquisition Proposal.
For purposes of the Merger Agreement and the Support Agreements, the term “Acquisition Proposal” means any proposal or offer from any person (other than Pacira and its affiliates) or “group” (within the meaning of Section 13(d) of the Exchange Act), relating to, in a single transaction or series of related transactions, any of the following:
•
an acquisition or license of assets of Flexion or any of its subsidiaries equal to 20% or more of Flexion’s consolidated assets or to which 20% or more of Flexion’s revenues or earnings on a consolidated basis are attributable;

•
the issuance or acquisition of 20% or more of the outstanding Shares;

•
an acquisition or exclusive license of all or substantially all of the rights to any product or product candidate of Flexion or any of its subsidiaries;

•
a recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares; or

•
a merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Flexion that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares.

Notwithstanding the foregoing, the Transactions are excluded from the definition of “Acquisition Proposal.”
For purposes of the Merger Agreement, the term “Superior Offer” means a bona fide written Acquisition Proposal on terms that the Flexion Board (or a committee thereof) has determined, in good faith, after consultation with Flexion’s financial advisor and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and would be more favorable, from a financial point of view, to the stockholders of Flexion (in their capacity as such) than the Transactions (taking into account any legal, regulatory, timing, financing and other aspects of such Acquisition Proposal and any revisions to the Merger Agreement made or proposed in writing by Pacira prior to the time of such determination). However, for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal are deemed to be references to “80%.”
Notwithstanding the restrictions described above, if at any time on or after the date of the Merger Agreement and prior to the Offer Acceptance Time Flexion receives an unsolicited bona fide written Acquisition Proposal from any person or group of persons, which Acquisition Proposal was made on or after the date of the Merger Agreement and did not result from or arise out of any material breach of the restrictions described above, then, if the Flexion Board determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal would reasonably be expected to lead to a Superior Offer (and Flexion provides Pacira written notice of this determination), then Flexion and its representatives may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement (as defined below), information (including non-public information) with respect to Flexion to the person or group of persons who has made such Acquisition Proposal (and Flexion must promptly provide to Pacira any non-public information concerning Flexion that is provided to any person given such access which was not previously provided to Pacira or its representatives) and (y) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal.
For purposes of the Merger Agreement, “Acceptable Confidentiality Agreement” means any agreement with Flexion that is either (i) in effect as of the execution and delivery of the Merger Agreement or (ii) executed, delivered and effective after the execution and delivery of the Merger Agreement, in either case containing provisions that require any counterparty thereto (and any of its affiliates and representatives) that receive material non-public information of, or with respect to, Flexion to keep such information confidential (except, that, in the case of clause (ii) (x) provisions contained therein are no less favorable in the aggregate to Flexion than the terms of the Confidentiality Agreement (as defined below) (and such agreement need not contain any “standstill” or similar provisions that prohibit the making of any Acquisition Proposal) and (y) such agreement does not contain any provision that prohibits Flexion from satisfying its obligations under the Merger Agreement).
In addition, Flexion must:
•
promptly (and in any event within two business days) notify Pacira of any inquiry, proposal or offer received by Flexion or its representatives with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, including the identity of the person(s) making such inquiry, proposal or offer;

•
provide Pacira copies of and a summary of the material terms and conditions of any Acquisition Proposal or any such inquiry, proposal or offer;

•
keep Pacira reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal or any such inquiry proposal or offer on a reasonably prompt basis; and

•
upon the written request of Pacira, reasonably inform Pacira of the status of any Acquisition Proposal or any such inquiry, proposal or offer.

Change of the Flexion Board Recommendation.   As described above, and subject to the provisions described below, the Flexion Board has resolved to recommend that Flexion stockholders tender their Shares to Purchaser pursuant to the Offer. The foregoing recommendation is referred to herein as the “Flexion Board recommendation.” Unless the Flexion Board has made an Adverse Change Recommendation (as defined below), the Flexion Board has also agreed to include the Flexion Board recommendation in the Schedule 14D-9 and to permit Pacira to refer to such recommendation in this Offer to Purchase and other documents related to the Offer.
Except as described below, during the Pre-Closing Period, neither the Flexion Board nor any committee of the Flexion Board may:
•
withdraw or withhold (or modify, change or qualify in a manner adverse to Pacira or Purchaser) or publicly propose to withdraw or withhold (or modify, change or qualify in a manner adverse to Pacira or Purchaser), the Flexion Board recommendation;

•
adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal;

•
if a tender offer or exchange offer for Flexion’s common stock that constitutes an Acquisition Proposal is commenced (within the meaning of Rule 14d-2 under the Exchange Act), fail to recommend against acceptance of such tender offer or exchange offer within 10 business days; or

•
if any Acquisition Proposal has been made public, fail to reaffirm the Flexion Board recommendation upon request of Pacira within the earlier of three business days prior to the then scheduled Expiration Date or 10 business days after Pacira requests such reaffirmation with respect to such Acquisition Proposal.

Any action described in the foregoing four bullet points is referred to as an “Adverse Change Recommendation.”
The Merger Agreement further provides that the Flexion Board will not adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend, declare advisable, enter into or allow Flexion or any of its subsidiaries to execute or enter into any contract (i) with respect to any Acquisition Proposal, or (ii) requiring, or that would reasonably expect to cause, Flexion to abandon, materially delay, terminate or fail to consummate the Transactions (other than an Acceptable Confidentiality Agreement).
However, notwithstanding the foregoing, at any time prior to the Offer Acceptance Time, the Flexion Board may make an Adverse Change Recommendation in response to an Acquisition Proposal or terminate the Merger Agreement in order to enter into an agreement with respect to such Acquisition Proposal, if and only if:
•
the Flexion Board determines in good faith (after consultation with Flexion’s financial advisors and outside legal counsel) that the applicable Acquisition Proposal is a Superior Offer;

•
such Acquisition Proposal did not arise out of a breach of the obligations of Flexion described above under “— No Solicitation”;

•
the Flexion Board determines in good faith (after consultation with Flexion’s outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable legal requirements;

•
Flexion has given Pacira prior written notice of its intention to consider making an Adverse Change Recommendation or terminate the Merger Agreement to accept such Superior Offer at least four business days prior to making any such Adverse Change Recommendation or termination (a “Determination Notice”);

•
Flexion has provided to Pacira the information (including a copy of any definitive agreement and related financing agreement and a summary of the material terms and conditions of such Acquisition Proposal as described above under “— No Solicitation”);

•
Flexion has given Pacira four business days after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer and, to the extent requested by Pacira, has negotiated in good faith with Pacira and its representatives with respect to such proposed revisions or other proposal, if any; and

•
at the end of the four business day period referred to in the preceding bullet, the Flexion Board, after consultation with Flexion’s financial advisors and outside legal counsel, taking into account the amendments to the Merger Agreement and the Transactions proposed by Pacira, if any, has determined in good faith that such Acquisition Proposal is a Superior Offer and the failure to make the Adverse Change Recommendation or terminate the Merger Agreement to accept such Superior Offer would be inconsistent with its fiduciary under applicable legal requirements.

If there are any material amendments, revisions or changes to the terms of any such Superior Offer, Flexion must notify Pacira of each such material amendment, revision or change and the applicable four business day period will be extended until at least two business days after the time that Pacira receives notification from Flexion of each such revision.
Additionally, at any time prior to the Offer Acceptance Time, the Flexion Board may make an Adverse Change Recommendation in response to a material event or development or material change in circumstances with respect to Flexion that was neither known to the Flexion Board nor reasonably foreseeable as of or prior to the date of the Merger Agreement and does not relate to (i) any Acquisition Proposal or (ii) any events, changes or circumstances relating to Pacira, Purchaser or any of their affiliates (such an event, development or change, a “Change in Circumstance”), if and only if:
•
the Flexion Board determines in good faith (after consultation with Flexion’s outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable legal requirements;

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Flexion has given Pacira a Determination Notice at least four business days prior to making any such Adverse Change Recommendation;

•
Flexion has specified the Change in Circumstance in reasonable detail;

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Flexion has given Pacira four business days after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Change in Circumstance would no longer necessitate an Adverse Change Recommendation, and, to the extent requested by Pacira, has negotiated in good faith with Pacira with respect to such proposed revisions or other proposal, if any; and

•
after such four business day period, the Flexion Board, after consultation with Flexion’s financial advisors and outside legal counsel, taking into account the amendments proposed to the Merger Agreement and the Transactions by Pacira, if any, has determined, in good faith that the failure to make the Adverse Change Recommendation in response to such Change in Circumstance would be inconsistent with the fiduciary duties of the Flexion Board under applicable legal requirements.

If there are any material changes to the facts and circumstances relating to such Change in Circumstance, Flexion must notify Pacira of each such material change and the applicable four business day period will be extended until at least two business days after the time that Pacira receives notification from Flexion of each such material change.
None of the provisions described above under “— No Solicitation” will restrict Flexion from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any legally required disclosure to the stockholders of Flexion.

Access to Information.   During the Pre-Closing Period, Flexion has agreed to provide Pacira and its representatives with reasonable access during normal business hours to Flexion’s and its subsidiaries’ officers, employees, other personnel, and assets and to all existing books and records, and to furnish to Pacira such financial and operating data and other information as Pacira may reasonably request, in each case, subject to customary exceptions and limitations.
Reasonable Best Efforts.   The Merger Agreement provides that the parties must use reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable antitrust law to consummate and make effective the Offer and the Merger as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from governmental bodies and the making of all necessary registrations and filings and the taking of all steps as may be reasonably necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any governmental body in connection with any antitrust law; (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Offer and the Merger.
Notwithstanding the foregoing, neither Pacira nor any of its subsidiaries will be required, either pursuant to the Merger Agreement or otherwise, to (and, without Pacira’s prior written consent, Flexion will not, nor will it permit any of its subsidiaries or representatives to) (i) negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of Flexion, Pacira or any of their respective subsidiaries, (ii) terminate existing relationships, contractual rights or obligations of Flexion, Pacira or any of their respective subsidiaries, (iii) terminate any venture or other arrangement, (iv) create any relationship, contractual rights or obligations of the Flexion, Pacira or any of their respective subsidiaries, (v) effectuate any other change or restructuring of Flexion, Pacira or any of their respective subsidiaries and (vi) otherwise take or commit to take any actions with respect to the businesses, product lines or assets of Flexion, Pacira or any of their respective subsidiaries; except, that Flexion will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on Flexion only in the event the Closing occurs. The parties will defend through litigation on the merits any claim asserted in court by any party, including any governmental body, under antitrust laws in order to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing by the End Date.
Employee Matters.   For a period of one year following the Effective Time, (the “Post-Closing Period”) Pacira will provide, or cause to be provided, to each Flexion employee who is employed by Flexion as of immediately prior to the Effective Time and who continues to be employed by Pacira or the Surviving Corporation (or any affiliate thereof) during such one-year period (each a “Continuing Employee”) (i) the same base salary (or base hourly wage rate, as the case may be) and short-term cash incentive compensation opportunities (including, but not limited to, bonuses and commission opportunities), that are not less favorable, in the aggregate, than the short-term cash incentive compensation opportunities provided to such Continuing Employee immediately prior to the execution of the Merger Agreement, and (ii) employee benefits (including severance benefits and other health and welfare benefits) that are not less favorable, in the aggregate, than the employee benefits provided by Pacira to its similarly situated employees. Without limiting the foregoing, Pacira will, or will cause the Surviving Corporation or one of Pacira’s other subsidiaries to, provide any Continuing Employee whose employment terminates during the Post-Closing Period under circumstances that would have entitled such Continuing Employee to severance benefits under a severance plan or arrangement of Flexion or any of its subsidiaries as in effect immediately prior to the Closing with severance benefits that are not less favorable, in the aggregate, than those that would have been provided under such plan or arrangement after taking into account any waiver and acknowledgement executed by employees of Flexion pursuant to the Merger Agreement (and giving credit to such Continuing Employee’s service with Pacira, the Surviving Corporation and any of their respective subsidiaries after the Effective Time).
Pacira will, or will cause the Surviving Corporation to, use commercially reasonable efforts to cause each employee benefit plan, program and arrangement maintained by Pacira or any of its subsidiaries after the Effective Time and in which Continuing Employees are eligible to participate during the Post-Closing Period (each, a “Pacira Plan”) to treat, for purposes of determining eligibility to participate, vesting, and solely with respect to vacation and other paid time off, level of benefits, service with Flexion or any of its subsidiaries prior to the Effective Time as service with Pacira and its subsidiaries; except, that such service need not be taken into account to the extent it would result in the duplication of benefits or was not taken into account for such purposes under the corresponding employee plan.
With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Pacira will, or will cause the Surviving Corporation to and instruct its affiliates to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of Flexion.
With respect to any Pacira Plan that is a group health plan, Pacira will use commercially reasonable efforts to cause such Pacira Plan (i) to waive eligibility waiting periods and pre-existing condition limitations and exclusions with respect to the Continuing Employees, to the extent that such waiting periods and preexisting conditions and exclusions do not apply under the corresponding employee plan immediately prior to the Effective Time and (ii) to recognize for purposes of applying annual deductible, co-payment and out-of-pocket maximums to any covered Continuing Employee (or his or her covered dependents) under such Pacira Plan during the plan year of such Pacira Plan in which the Effective Time occurs any deductible, co-payment and out-of-pocket expenses paid by such Continuing Employee and his or her covered dependents under the corresponding employee plan during the plan year of such employee plan in which the Effective Time occurs.
2021 Bonuses.   If the Closing Date occurs prior to January 1, 2022, or on the Surviving Corporation’s first regular payroll date following the Closing Date, Pacira will pay or cause to be paid to each employee of Flexion who is employed by Flexion as of immediately prior to the Effective Time: (i) if such employee’s annual cash bonus or variable cash compensation is calculated and paid on an annual basis, such employee’s annual cash bonus or annual variable compensation for Flexion’s 2021 fiscal year, calculated as if all relevant annual performance metrics have been achieved at target levels or (ii) if such employee’s cash bonus or variable compensation is calculated and paid on a quarterly or bi-annual basis, such employee’s cash bonus or variable compensation for the quarter or bi-annual period in which the Closing Date occurs, calculated as if all relevant performance metrics for such quarter or bi-annual period have been achieved at target levels (the “2021 Bonus Payment”), net of any withholding taxes required to be deducted and withheld by applicable legal requirements and subject to the conditions set forth below.
As a condition to receiving such 2021 Bonus Payment, prior to the earlier of the Effective Time and December 31, 2021, an eligible employee must deliver a duly executed waiver and acknowledgement which includes a waiver of the employee’s right to receive an Annual Target Bonus Severance Payment (as defined in the participation agreement evidencing the employee’s participation in Flexion’s Change in Control Severance Benefit Plan (the “Severance Plan”)) in the event that the employee incurs a Covered Termination (as defined in the Severance Plan) in 2021, or is notified in writing in 2021 that Pacira intends to terminate such employee in a manner that constitutes a Covered Termination, and such Covered Termination actually occurs within 90 days following the Closing Date. Flexion will take all actions reasonably necessary to provide for and give effect to the treatment contemplated by the foregoing, including obtaining all reasonably necessary approvals and consents and delivering evidence satisfactory to Pacira that all reasonably necessary determinations by the Flexion Board or applicable committee of the Flexion Board have been made. If the Closing Date does not occur prior to January 1, 2022, Flexion may pay to each employee who is employed at Flexion a 2021 Bonus Payment, provided that such payment is made no later than March 15, 2022 and the employee has delivered a duly executed waiver and acknowledgement.
Directors’ and Officers’ Indemnification and Insurance.   The Merger Agreement provides that all rights to indemnification, advancement of expenses and exculpation by Flexion existing as of the date of the Merger Agreement in favor of the former and present directors and officers of Flexion for their acts and omissions occurring prior to the Effective Time, as provided in Flexion’s organizational documents and as provided in the applicable indemnification agreements between Flexion and such persons, will survive the Merger for a period of six years from the Effective Time, and any claim made requesting indemnification pursuant to such indemnification rights within such six-year period will continue to be subject to the rights to such indemnification provided under the Merger Agreement, such applicable indemnification agreements and Flexion’s organizational documents until disposition of such claim.
The Merger Agreement also provides that, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, Pacira and the Surviving Corporation will, to the fullest extent permitted by applicable legal requirements, indemnify and hold harmless each of Flexion’s former and present officers and directors in his or her capacity as an officer or director of Flexion against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such indemnified person as an officer or director of Flexion in connection with any pending or threatened legal proceeding based on or arising out of, in whole or in part, the fact that such indemnified person is or was a director or officer of Flexion at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions.
The Merger Agreement also provides that, from the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation must maintain (and Pacira must cause the Surviving Corporation to maintain) in effect a directors’ and officers’ liability insurance policy, providing coverage no less favorable to the insureds than the policy maintained by Flexion as of the date of the Merger Agreement for the benefit of the indemnitees who were covered by such policy as of the date of the Merger Agreement with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of Flexion (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy. However, in lieu of maintaining such existing policy, Flexion or Pacira may purchase a six-year “tail” policy to replace the Flexion policy in effect as of the date of the Merger Agreement, subject to specified limitations.
Securityholder Litigation.   Flexion has agreed to promptly notify Pacira of any commencement of, or material development with respect to, any claims or legal proceedings against Flexion or its directors relating to the Transactions. Flexion has also agreed to give Pacira the right to review and comment on all material filings or responses to be made by Flexion in connection with such claims or legal proceeding, and the right to consult on any proposed settlement with respect to such claims or legal proceeding and Flexion must in good faith take such comments and consultation into account. No such settlement may be agreed to without Pacira’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent the settlement is fully covered by Flexion’s insurance policies (other than any applicable deductible), but only if such settlement would not result in criminal liabilities, equitable remedies or the imposition of any restriction on the business or operations of Flexion after the Closing Date. Flexion will keep Pacira reasonably informed with respect to the status of any such legal proceeding and, except to the extent any such communications could result in a waiver of any applicable privileges and protections of confidentiality (including the attorney-client privilege and work product protection), and with the intention of preserving all such privileges and protections, Flexion will cause its counsel to consult with counsel for Pacira with respect to material decisions and strategy relating to defense or, to the extent applicable, prosecution of any such legal proceeding.
Stock Exchange Delisting and Deregistration.   Prior to the Closing Date, Flexion has agreed to cooperate with Pacira and to use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable legal requirements and rules and policies of the Nasdaq Global Market to enable delisting by Flexion of the Shares from the Nasdaq Global Market and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
Payoff Letters.   Prior to the Closing, Flexion will, and will cause its representatives to, use commercially reasonable best efforts to deliver to Pacira executed customary payoff letters from each lender party to that certain Amended and Restated Credit and Security Agreement, dated August 2, 2019, by and among Flexion, Silicon Valley Bank as agent, MidCap Financial Trust, MidCap Funding IV Trust, MidCap Funding XIII Trust, and the other lenders from time to time party thereto, as amended on May 18, 2020 and July 30, 2021 (the “Flexion Loan Agreement”) that (i) reflect the amounts required in order to pay in full all such amounts outstanding pursuant to the Flexion Loan Agreement as of the Closing (the “Payoff Amount”) and (ii) provide that, upon payment in full of the amounts indicated, all encumbrances securing such outstanding amounts pursuant to the Flexion Loan Agreement with respect to the assets of Flexion and its subsidiaries will be terminated and of no further force and effect. Pacira will pay, or will cause one or more of its subsidiaries to pay, the Payoff Amount in full on behalf of Flexion on the Closing Date.
Flexion Convertible Notes.   Within the time periods required by the terms of the Indenture dated May 2, 2017, by and between Flexion and Wells Fargo Bank, National Association, as trustee with respect to Flexion’s 3.375% Convertible Senior Notes due 2024 (the “Flexion Convertible Notes”), as amended, restated, supplemented or otherwise modified from time to time (the “Indenture”), Flexion will take all actions required by, or reasonably requested by Pacira pursuant to, the Indenture and applicable legal requirements to be performed by Flexion at or prior to the Effective Time as a result of the execution and delivery of the Merger Agreement or the consummation of the Transactions, including the giving of any notices that may be required or reasonably requested by Pacira and delivery to the trustee, noteholders or other applicable persons, as applicable, of any documents or instruments required or reasonably requested by Pacira to be delivered at or prior to the Effective Time to such trustee, noteholders or other applicable persons, in each case, in connection with the execution and delivery of the Merger Agreement, the Transactions or as otherwise required by, or reasonably requested by Pacira pursuant to, the Indenture.
Termination of 401(k) Plans.   Prior to the Closing Date, Flexion and its subsidiaries will (i) terminate each employee plan that contains a 401(k) cash or deferred arrangement (each, a “Flexion 401(k) Plan”) effective no later than the day immediately preceding the Closing Date, (ii) adopt any and all amendments to each Flexion 401(k) Plan as may be necessary to ensure compliance with all applicable requirements of the Code (including all qualification requirements) and all other applicable legal requirements, and (iii) take such other action in connection with the termination of any Flexion 401(k) Plan as Pacira may direct, unless Pacira notifies Flexion at least three days prior to the Closing Date that termination of such Flexion 401(k) Plan is not necessary.
Financing Assistance.   Prior to the Closing, Flexion agreed to use, and will cause its subsidiaries to use, its and their commercially reasonable efforts to provide, and to cause its and their respective representatives to use their commercially reasonable efforts to provide, all customary cooperation in connection with the arrangement, syndication and consummation of a debt financing in the amounts set forth in the Commitment Letter (as defined below) (the “Debt Financing”) or any replacement, amended, modified or alternative financing (collectively, the “Available Financing”) for the Transactions and the repayment of any indebtedness of Flexion and its subsidiaries, in each case as may be reasonably requested by Pacira or Purchaser, including (i) assisting in a commercially reasonable manner Pacira, Purchaser and their lenders, agents, underwriters, commitment parties and arrangers of any Debt Financing, together with their respective affiliates and representatives and their successors and assigns, including any successors or assigns via joinder agreements, indentures or credit agreements relating thereto (the “Debt Financing Sources”), in the preparation of any offering documents, syndication documents and materials, including confidential information memoranda, private placement memoranda, offering memoranda, rating agency materials and similar documents reasonably requested by Pacira or Purchaser and customary for financings of a type similar to the Available Financing (collectively, the “Offering Documentation”); (ii) assisting in obtaining of comfort letters and, if required, consents of accountants and auditors with respect to financial statements and other financial information for Pacira and its subsidiaries for inclusion in any Offering Documentation; (iii) commercially reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, the pay-off of existing indebtedness and the release of related encumbrances, guarantees and other security interests; (iv) providing information regarding Flexion and its subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001; and (v) assisting Pacira in obtaining corporate, credit, facility and securities ratings from rating agencies.
Notwithstanding the foregoing, (w) prior to the Closing, neither Flexion nor any of its subsidiaries will be required to pay any commitment or other similar fee or incur or become subject to any other monetary liability or obligation in connection with the Available Financing, (x) none of Flexion, its subsidiaries or their respective officers, directors or employees will be required to authorize, execute or enter into or perform any agreement (other than customary authorization and representation letters) with respect to a contemplated Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing (and for the avoidance of doubt, the boards of directors or other equivalent governing bodies of Pacira,

Purchaser and/or the Surviving Corporation will enter into or provide any resolutions, consents, approvals or other closing arrangements on behalf of Flexion and its subsidiaries as may be required by the Debt Financing Sources at, or as of, the Closing), (y) Flexion will not be required to make any representation, warranties or certifications as to which, after Flexion’s use of reasonable best efforts to cause such representation, warranty or certification to be true, Flexion has in its good faith determined that such representation, warranty or certification is not true, and (z) nothing will obligate Flexion or any of its subsidiaries to provide, or cause to be provided, any legal opinion by its counsel, or to provide any information or take any action to the extent it would result in a violation of law or loss of any privilege. Flexion and its representatives will be given a reasonable opportunity to review and comment on any financing documents and any materials that are to be presented during any meetings conducted in connection with the Available Financing, and Pacira will give due consideration to all reasonable additions, deletions or changes suggested thereto by Flexion and its representatives.
Notwithstanding anything to the contrary in the Merger Agreement, each of Pacira and Purchaser acknowledged and agreed that (i) compliance with the foregoing is not a condition to Closing and (ii) neither the obtaining of the Debt Financing or any alternative financing, nor the completion of any issuance of securities contemplated by any alternative financing is a condition to the Closing.
Termination.   The Merger Agreement may be terminated and the Offer and the Merger may be abandoned:
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by mutual written consent of Pacira and Flexion at any time prior to the Offer Acceptance Time;

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by either Pacira or Flexion, at any time prior to the Offer Acceptance Time:

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if (i) the Offer Acceptance Time has not occurred on or before 12:00 midnight, Eastern Time on February 11, 2022 (the “Initial End Date,” and, as such time and date as it may be extended pursuant to the provision of the Merger Agreement described below, the “End Date”) or (ii) the Offer is terminated or withdrawn in accordance with the terms of the Merger Agreement without any Shares being purchased in the Offer; except, that, if on the Initial End Date or the 30th day thereafter (each, an “Incremental Extended End Date”), all of the Offer Conditions, other than the Regulatory Condition described in Section 15 — “Conditions to the Offer” and those conditions that by their nature are to be satisfied at the time that the Offer expires, have been satisfied or waived by Pacira, then either Pacira or Flexion may, by written notice to the other prior to the Initial End Date or the first Incremental Extended End Date, as applicable, extend the Initial End Date or the first Incremental Extended End Date to the same date of the month immediately following the Initial End Date or the first Incremental Extended End Date, respectively; except, in no event will the End Date be later than April 11, 2022; except, that neither Pacira nor Flexion will be permitted to terminate pursuant to this provision in the event that such party’s material breach of any provision of the Merger Agreement has been the cause of or resulted in, the Offer Acceptance Time not occurring on or prior to the End Date. We refer to any termination of the Merger Agreement pursuant to this provision as an “Expired Offer Termination”; or

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if a court or other governmental body of competent jurisdiction has issued an order, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order is final and nonappealable (except that neither Pacira nor Flexion will be permitted to terminate pursuant to this provision in the event that such party’s material breach of any provision of the Merger Agreement has been the cause of, or resulted in, the issuance of such final and nonappealable order);

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by Pacira, at any time prior to the Offer Acceptance Time:

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if (i) the Flexion Board has failed to include the Flexion Board recommendation in the Schedule 14D-9 when disseminated to the holders of Shares, or has effected an Adverse Change Recommendation or (ii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (other than the Offer), the Flexion Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within 10 business days of the commencement of such tender offer or exchange offer (each of clauses (i) and (ii), a “Trigger Event”); except, that Pacira will be permitted to terminate this Agreement pursuant to this provision only if Pacira delivers written notice of termination within five business days of the Trigger Event giving rise to Pacira’s right to terminate pursuant to this provision. We refer to any termination of the Merger Agreement pursuant to this provision as a “Change in Recommendation Termination”; or
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if a breach of any representation or warranty made by Flexion and contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Flexion has occurred such that the Representations Condition or the Covenants Condition (as defined in Section 15 — “Conditions to the Offer.”) would not be satisfied and cannot be cured by Flexion by the End Date, or if capable of being cured, has not commenced to have been cured within 30 days of the date on which Pacira gives Flexion written notice of such breach or failure to perform (except that Pacira will not be permitted to terminate pursuant to this provision if either Pacira or Purchaser is then in material breach of any representation, warranty, covenant or obligation in the Merger Agreement). We refer to any termination of the Merger Agreement pursuant to this provision as a “Flexion Breach Termination”;

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by Flexion, at any time prior to the Offer Acceptance Time:

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in order to accept a Superior Offer and enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer if Flexion has complied in all material respects with the notice, negotiation and other requirements described above under “— Change of the Flexion Board Recommendation” and Flexion, substantially concurrently with such termination, pays to Pacira the Termination Fee (as defined below). We refer to any termination of the Merger Agreement pursuant to this provision as a “Superior Offer Termination”;

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if a breach of any representation or warranty made by Pacira and Purchaser and contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Pacira or Purchaser has occurred, in each case if such breach or failure would reasonably be expected to prevent Pacira or Purchaser from consummating the Transactions and such breach or failure cannot be cured by Pacira or Purchaser, as applicable, by the End Date, or if capable of being cured, has not commenced to have been cured within 30 days of the date Flexion gives Pacira written notice of such breach or failure to perform (except that Flexion will not be permitted to terminate pursuant to this provision if Flexion is then in material breach of any representation, warranty, covenant or obligation in the Merger Agreement); or

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in the event that (i) Purchaser has failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer by October 25, 2021 or (ii) Purchaser has failed to purchase all Shares validly tendered (and not validly withdrawn) when required in accordance with the Merger Agreement (except that Flexion will not be permitted to terminate pursuant to this provision if Purchaser’s failure to commence the Offer is primarily due to Flexion’s material breach of the Merger Agreement).

Effect of Termination.   If the Merger Agreement is terminated as described above under “—Termination”, the Merger Agreement will be of no further force or effect and there will be no liability or obligation on the part of Pacira, Purchaser or Flexion or their respective directors, officers and affiliates following any such termination, except that (i) certain specified provisions of the Merger Agreement (including the provisions described in “— Flexion Termination Fee” below), as well as the Confidentiality Agreement, will survive such termination, and (ii) no such termination will relieve any party from any claim, liability or damages to the other in respect of any willful breach of the Merger Agreement prior to such termination.
Flexion Termination Fee.   Flexion has agreed to pay Pacira a termination fee of $18,000,000 in cash (the “Termination Fee”) in any of the following circumstances:
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the Merger Agreement is terminated by Flexion pursuant to a Superior Offer Termination;

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the Merger Agreement is terminated by Pacira pursuant to a Change in Recommendation Termination; or

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(i) the Merger Agreement is terminated pursuant to an Expired Offer Termination or an End Date Termination (but, in the case of a termination by Flexion, only if at the time the Merger Agreement is terminated Pacira has complied with its obligations under the Merger Agreement in all material respects such that Pacira would not be prohibited from terminating the Merger Agreement because its material breach of any provision of the Merger Agreement has caused or resulted in the events leading to the applicable Expired Offer Termination as a result of the failure to satisfy the Minimum Condition), (ii) after the date of the Merger Agreement and prior to such termination, any person has publicly disclosed a bona fide Acquisition Proposal and such Acquisition Proposal will not have been become publicly withdrawn prior to the time of the termination of the Merger Agreement and (iii) within 12 months of such termination Flexion consummates an Acquisition Proposal (except that for purposes of determining if the Termination Fee is payable under this prong (iii), the references to “20%” in the definition of “Acquisition Proposal” described above under “— No Solicitation” will be deemed to be references to “80%”).

In no event will Flexion be required to pay the Termination Fee on more than one occasion. In the event Pacira receives the Termination Fee, such receipt will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Pacira, Purchaser, any of their respective affiliates, officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors or other representatives (collectively, “Pacira Related Parties”) or any other person in connection with the Merger Agreement (and the termination thereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Pacira Related Parties or any other person will be entitled to bring or maintain any claim, action or proceeding against Flexion, any of its affiliates, officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors or other representatives arising out of or in connection with the Merger Agreement, any of the Transactions or any matters forming the basis for such termination (except that such receipt will not limit the rights of Pacira or Purchaser with respect to equitable relief or willful breach). Pacira’s right to receive the Termination Fee from Flexion in accordance with circumstances described above will be the sole and exclusive remedy of the Pacira Related Parties against Flexion and any of its former, current or future officers, directors, partners, stockholders, option holders, managers, members, affiliates, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives (collectively, “Flexion Related Parties”) in any circumstance in which the Termination Fee becomes due and payable, and upon payment of such amount, none of the Flexion Related Parties will have any further liability or obligation relating to, arising out of, or in connection with, the Merger Agreement or the Transactions (except that such payment will not limit the rights of Pacira or Purchaser with respect to equitable relief or willful breach).
For the avoidance of doubt, Pacira or Purchaser may seek specific performance to cause Flexion to consummate the Transactions in accordance with the terms of the Merger Agreement or the payment of the Termination Fee pursuant to the terms of the Merger Agreement, but in no event will Pacira or Purchaser be entitled to both (i) equitable relief ordering Flexion to consummate the Transactions in accordance with the terms of the Merger Agreement and (ii) the payment of the Termination Fee pursuant to the terms of the Merger Agreement.
Specific Performance.   Pacira, Purchaser and Flexion have agreed that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties to the Merger Agreement do not perform their obligations under the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, each party will be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without proof of damages or otherwise, in addition to any other remedy to which they are entitled under the terms of the Merger Agreement.
Expenses.   Except in limited circumstances expressly specified in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer and the Merger are consummated.
Governing Law.   The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Support Agreements
In connection with entering into the Merger Agreement, Pacira and Purchaser entered into Tender and Support Agreements dated as of October 11, 2021 (the “Support Agreements”) with Flexion’s directors and executive officers or certain of their affiliates (each, a “Supporting Stockholder” and, collectively, the “Supporting Stockholders”). The Supporting Stockholders together beneficially own approximately 4.4% of the outstanding Shares as of October 15, 2021.
Pursuant to and subject to the terms and conditions of the Support Agreements, each Supporting Stockholder has agreed to tender in the Offer all Shares beneficially owned by such Supporting Stockholder. In addition, each Supporting Stockholder has agreed that, during the time the applicable Support Agreement is in effect, at any annual or special meeting of Flexion stockholders, or any adjournment or postponement thereof, or in connection with any action proposed to be taken by written consent of the Flexion stockholders, such Supporting Stockholder will, appear at each such meeting or otherwise cause all such Shares to be counted as present at such a meeting for purposes of determining a quorum and be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Shares, and unless otherwise directed in writing by Pacira:
•
in favor of (i) the Merger, the execution and delivery by Flexion of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, and (ii) each of the other Transactions;

•
against any action or agreement which is intended or would reasonably be expected to impede, delay, postpone, interfere with, nullify, prevent or adversely affect in any material respect the Merger or any of the other Transactions or the applicable Support Agreement, including (i) any proposal of any person (other than Pacira and Purchaser) to acquire Flexion or all or substantially all of the assets thereof or to engage in any other similar extraordinary corporate transaction, (ii) any amendment to the certificate of incorporation or bylaws of Flexion, (iii) any material change to the capitalization of Flexion, (iv) any change in a majority of the directors of the Flexion Board and (v) any action, proposal, or agreement that would reasonably be expected to result in the any breach of any covenant, representation or warranty or any other obligation or agreement under the Merger Agreement or the applicable Support Agreement; and

•
against any Acquisition Proposal and any action in furtherance of any Acquisition Proposal.

The Supporting Stockholders further agreed to certain restrictions with respect to their Shares, including restrictions on transfer.
The applicable Support Agreement will automatically terminate, and no party will have any rights or obligations thereunder, and the applicable Support Agreement will be revoked and become null and void on, and have no further effect as of the Expiration Date.
The summary above of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Support Agreement, which has been filed as Exhibit (d)(3) to the Schedule TO of which this Offer to Purchase forms a part. For a complete understanding of the Support Agreements, holders of Shares are encouraged to read the full text of the form of Support Agreement.
Contingent Value Right Agreement
At or prior to the earlier to occur of the Offer Acceptance Time and the Effective Time, Pacira will execute a Contingent Value Right Agreement with the Rights Agent (the “CVR Agreement”) governing the terms of the CVRs.
A CVR represents the non-transferable right to receive one or more contingent cash payments of up to $8.00 per Share in the aggregate, in cash, net of applicable withholding taxes and without interest, the following payments (each, a “Milestone Payment” and collectively, the “Milestone Payments”) with each Milestone Payment conditioned upon the achievement of the applicable milestone on or prior to December 31, 2030 as follows (each, a “Milestone”):
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$1.00 per CVR, the first time that net sales of ZILRETTA® (triamcinolone acetonide extended-release injectable suspension) in any calendar year equal or exceed $250.0 million.

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$2.00 per CVR, the first time that net sales of ZILRETTA in any calendar year equal or exceed $375.0 million.

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$3.00 per CVR, the first time that net sales of ZILRETTA in any calendar year equal or exceed $500.0 million.

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$1.00 per CVR upon approval by the U.S. Food and Drug Administration (the “FDA”) of a biologics license application (BLA) for FX201, Flexion’s clinical stage gene therapy product candidate.

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$1.00 per CVR upon approval by the FDA of a new drug application (NDA) for FX301, Flexion’s investigational product candidate.

It is possible that none of Milestones described above will be achieved on or prior to December 31, 2030, in which case you will receive only the Cash Amount for any Shares you tender in the Offer and no payments with respect to your CVRs. It is not possible to predict whether a payment will become payable with respect to the CVRs. Whether any Milestone required for payment of any Milestone Payment is met will depend on many factors, some within control of Pacira and its subsidiaries and others outside the control of Pacira and its subsidiaries. The CVR Agreement requires Pacira to, and to cause its controlled affiliates and direct any sublicensees to, use “commercially reasonable efforts” to achieve the Milestones described above, but there can be no assurance that any of the Milestone will be achieved or that any payment with respect to your CVRs will be made.
As used in the CVR Agreement, “commercially reasonable efforts” means, with respect to a task related to a product, the efforts required to carry out such task in a diligent and sustained manner without undue interruption, pause or delay, which level is at least commensurate with the level of efforts that a pharmaceutical company of comparable size and resources as those of Pacira and its controlled affiliates would devote to a product of similar potential (including commercial potential), taking into account its proprietary position and profitability (including pricing and reimbursement status, but excluding the obligation to pay the Milestone Payments under the CVR Agreement), anticipated or actual market conditions and economic return potential, the regulatory environment, and other relevant technical, commercial, legal, scientific and/or medical factors.
The right to the payment described above is solely a contractual right governed by the terms and conditions of the CVR Agreement. The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights and will not represent any equity or ownership interest in Pacira, Flexion or us. The CVRs will not be registered or listed for trading. No interest will accrue or be payable in respect of any of the amounts that may be payable on CVRs. Holders of CVRs will have no greater rights against Pacira than those accorded to general, unsecured creditors under applicable legal requirements. The CVRs will not be transferable except (i) upon death of a holder by will or intestacy; (ii) pursuant to a court order; (iii) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by The Depository Trust Company; (v) if the holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (vi) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee or (vii) to Pacira or any of its affiliates in connection with the abandonment of such CVR by the applicable holder.
Holders of CVRs are intended third party beneficiaries of the CVR Agreement. Furthermore, the CVR Agreement provides that, other than the rights of the Rights Agent as set forth in the CVR Agreement, holders of at least 40% of outstanding CVRs have the sole right, on behalf of all holders, by virtue of or under any provision of the CVR Agreement, to institute any action or proceeding with respect to the CVR Agreement, and no individual holder or other group of holders of CVRs will be entitled to exercise such rights. Within 60 days after the end of the fourth calendar quarter of each calendar year prior to December 31, 2030 or the achievement of all Milestones (each a “Progress Report Date”), Pacira must provide to the Rights Agent a written report setting forth in reasonable detail the activities Pacira and its affiliates have undertaken in the preceding 12-month period to market and commercialize ZILRETTA and develop each of FX201 and FX301 (the “Progress Report”). Pacira’s obligation to deliver a Progress Report on any Progress Report Date will be deemed satisfied to the extent one or more of Pacira’s periodic and current reports and other documents filed with the SEC then available on such Progress Report Date set forth in reasonable detail the activities Pacira and its affiliates have undertaken in such preceding 12-month period to market and commercialize ZILRETTA and develop each of FX201 and FX301.
Additionally, the CVR Agreement grants Pacira the right to amend, without the consent of the CVR holders, the CVR Agreement in certain instances, which include (i) providing for a successor to the Rights Agent; (ii) adding to the covenants of Pacira for the protection of the holders (provided that such provisions do not adversely affect the interests of the CVR holders); (iii) curing any ambiguities, correcting or supplementing any provisions of the CVR Agreement that may be defective or inconsistent therein, and making any provisions with respect to matters or questions arising under the CVR Agreement (provided that such provisions do not adversely affect the interests of the CVR holders); (iv) amendments as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any applicable state securities or “blue sky” laws; (v) to evidence the assignment of the CVR Agreement by Pacira; or (vi) any other amendments for the purpose of adding, eliminating or changing any provisions of the CVR Agreement, unless such addition, elimination or change is adverse to the interests of the holders of CVRs. Pacira may also amend the CVR Agreement in a manner that is materially adverse to your interests as a CVR holder provided that Pacira obtains the consent of the holders of CVRs of not less than a majority of the outstanding CVRs.
The CVR Agreement is governed by Delaware law.
The summary above of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the CVR Agreement, a form of which has been filed as Exhibit (d)(2) to the Schedule TO of which this Offer to Purchase forms a part. For a complete understanding of the CVR Agreement, holders of Shares are encouraged to read the full text of the CVR Agreement.
The Confidentiality Agreement
On June 1, 2021, Flexion and Pacira entered into a mutual confidentiality agreement (the “Confidentiality Agreement”). Under the Confidentiality Agreement, each party agreed, among other things, to keep certain non-public information concerning the other confidential (subject to certain exceptions) for a period of three years from the date of the Confidentiality Agreement. Under the Confidentiality Agreement, each party is also subject to standstill restrictions for one year with respect to the securities of the other party with permission for each party to confidentially communicate to the other party’s board of directors or senior management or external financial advisors any non-public proposals during the standstill period, but did not include a fall-away provision upon the entry or public announcement of certain acquisition transactions.
The summary above of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which has been filed as Exhibit (d)(4) to the Schedule TO of which this Offer to Purchase forms a part. For a complete understanding of the Confidentiality Agreement, holders of Shares are encouraged to read the full text of the Confidentiality Agreement.
The Exclusivity Agreement
On September 25, 2021, Flexion and Pacira entered into an exclusivity agreement (the “Exclusivity Agreement”), pursuant to which Flexion agreed that from the date thereof until the earliest of (i) 11:59 p.m. Pacific Time on October 11, 2021, (ii) Pacira’s express written notice to the Flexion that it no longer intended to pursue a transaction or (iii) the execution and delivery of documentation with respect to a transaction, Flexion would negotiate exclusively with Pacira. Flexion also agreed to and cause its affiliates and representatives to immediately cease any existing discussions, negotiations or activities, including the provision of non-public information (and the provision of access to non-public information) with any third party regarding Flexion or its affiliates with respect to any inquiry, proposal or offer relating to, or reasonably likely to lead to, an alternative transaction.

The summary above of the Exclusivity Agreement does not purport to be complete and is qualified in its entirety by reference to the Exclusivity Agreement, which has been filed as Exhibit (d)(5) to the Schedule TO of which this Offer to Purchase forms a part. For a complete understanding of the Exclusivity Agreement, holders of Shares are encouraged to read the full text of the Exclusivity Agreement.
12.   Purpose of the Offer; Plans for Flexion.
Purpose of the Offer.   The purpose of the Offer is for Pacira, through Purchaser, to acquire control of, and the entire equity interest in, Flexion. The Offer, as the first step in the acquisition of Flexion, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, subject to the satisfaction or waiver of the conditions to the obligations of Pacira and Purchaser to effect the Merger contained in the Merger Agreement, Purchaser intends to consummate the Merger as soon as practicable following the Offer Closing.
Former holders of Shares whose Shares are purchased in the Offer will cease to have any equity interest in Flexion and will no longer participate in the future growth of Flexion. If the Merger is consummated, all current holders of Shares will no longer have an equity interest in Flexion, regardless of whether they tender their Shares in connection with the Offer, and instead will only have the right to receive the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with Section 262 of the DGCL.
Merger Without a Meeting of Flexion Stockholders and Without a Vote of the Flexion Stockholders.   If the Offer is consummated, we are not required to and will not seek the approval of Flexion’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if the Offer is completed, it will mean that the Minimum Condition has been satisfied, and if the Minimum Condition has been satisfied, it will mean that the Merger will be subject to Section 251(h) of the DGCL. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a meeting of Flexion stockholders and without a vote of the stockholders of Flexion in accordance with Section 251(h) of the DGCL.
Plans for Flexion.   Except as otherwise set forth in this Offer to Purchase, it is currently expected that, following the Merger, the business and operations of Flexion will be continued substantially as they are currently being conducted. Pacira currently intends to continue to evaluate the business and operations of Flexion after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing.
Our directors immediately prior to the Effective Time will become the directors of the Surviving Corporation at the Effective Time and our officers immediately prior to the Effective Time will continue as the officers of the Surviving Corporation at the Effective Time.
Except as described above or elsewhere in this Offer to Purchase (including Section 11 — “The Transaction Agreements”, this Section 12 and Section 13 — “Certain Effects of the Offer”), neither we nor Pacira has any present plans or proposals that would result in (i) any extraordinary transaction involving Flexion or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Flexion or any of its subsidiaries, (iii) any material change in Flexion’s capitalization or dividend rate or policy or indebtedness, (iv) any change in the present board of directors or management of Flexion, (v) any other material change in Flexion’s corporate structure or business, (vi) any class of equity securities of Flexion being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (vii) any class of equity securities of Flexion becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act, (viii) the suspension of Flexion’s obligation to file reports under

Section 15(d) of the Exchange Act, (ix) the acquisition by any person of additional securities of Flexion, or the disposition of securities of Flexion, or (x) any changes in Flexion’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the subject company.
13.   Certain Effects of the Offer.
Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Pacira and Flexion will consummate the Merger as soon as practicable. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.
Market for Shares.   The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser and Pacira.
Stock Quotation.   The Shares are currently quoted on the Nasdaq Global Market. However, the rules of the Nasdaq Global Market establish certain criteria that, if not met, could lead to the discontinuance of quotation of Shares from the Nasdaq Global Market. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, Shares no longer meet the requirements of the Nasdaq Global Market for continued quotation and the quotation of Shares is discontinued, the market for Shares would be adversely affected. Pacira and Purchaser currently intend to cause the delisting of the Shares from the Nasdaq Global Market, as promptly as practicable after the Effective Time, as permitted by applicable legal requirements and the rules of the Nasdaq Global Market. We also expect to consummate the Merger as soon as practicable following the consummation of the Offer. If the Merger takes place, Flexion will no longer be publicly traded.
If the Nasdaq Global Market were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.
Margin Regulations.   The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of Shares. Depending upon factors similar to those described above regarding the market for Shares and stock quotations, it is possible that, following the Offer, Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by Flexion to the SEC if Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of Shares under the Exchange Act would substantially reduce the information required to be furnished by Flexion to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Flexion, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Flexion and persons holding “restricted securities” of Flexion to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired. If registration of Shares under the Exchange Act were terminated, Shares would no longer be “margin securities” or be eligible for quotation on the Nasdaq Global Market as described above. Pacira and Purchaser currently intend to cause Flexion to terminate the registration of Shares under the

Exchange Act (and as permitted by applicable legal requirements, including the requirement to make filings under the Exchange Act), as promptly as practicable after the Effective Time and as soon as the requirements for termination of registration are met.
14.   Dividends and Distributions.
The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, neither Flexion nor any of its subsidiaries will establish a record date for, declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other property) in respect of, any shares of its capital stock, except with the prior written consent of Pacira (which consent will not be unreasonably withheld, conditioned or delayed).
15.   Conditions to the Offer.
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(h)” below. Accordingly, notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer)) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Merger Agreement, may (i) terminate the Offer (1) upon termination of the Merger Agreement and (2) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to the Merger Agreement) or (ii) amend the Offer as otherwise permitted by the Merger Agreement, if: (A) the Minimum Condition will not be satisfied as of one minute following 11:59 p.m., Eastern Time, on the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses “(b)” through “(h)” below will not be satisfied or waived (to the extent permitted by applicable legal requirements) in writing by Pacira:
(a)
the number of Shares validly tendered (and not validly withdrawn) prior to the time that the Offer expires (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6)(f) of the DGCL by the “depository” (as such term is defined in Section 251(h)(6)(c) of the DGCL)), together with the Shares then owned by Purchaser and its “affiliates” (as such term is defined in Section 251(h)(6)(a) of the DGCL), represent at least one Share more than 50% of the then issued and outstanding Shares (the “Minimum Condition”);

(b)
(i)   specified representations and warranties of Flexion with respect to its capitalization must have been true and accurate in all respects, as of the date of the Merger Agreement and as of the Offer Acceptance Time, in each case, as if made on and as of such date and time (except representations and warranties that by their terms speak specifically of another date or time will be measured only as of such other date or time), in each of the foregoing cases, except for immaterial inaccuracies.

(ii)   specified representations and warranties of Flexion with respect to its capitalization, authorization to enter into the Merger Agreement, the applicability of certain antitakeover laws and Flexion’s brokers and other advisors must have been true and accurate in all material respects as of the date of the Merger Agreement and as of the Offer Acceptance Time, in each case, as if made on and as of such date and time (except representations and warranties that by their terms speak specifically as of another time will be measured only as of such other date or time);
(iii)   specified representations and warranties of Flexion with respect to the absence of certain changes will have been true and accurate in all respects as of the Offer Acceptance Time as if made on and as of such date and time; and
(iv)   all of the other representations and warranties of Flexion set forth in the Merger Agreement must have been accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all respects as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another time will be measured only as of such other date or time), except where the failure of such representations and warranties to be so accurate has not had, and would not reasonably be expected to have, individually or in the aggregate, a “Material Adverse Effect” (as defined in the Merger Agreement and described in Section 11 — “The Transaction Agreements”) (collectively, clauses (b)(i), (b)(ii), (b)(iii) and (b)(iv), the “Representations Condition”);
(c)
Flexion must have complied with or performed in all material respects all of the covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time (the “Covenants Condition”);

(d)
since October 11, 2021, there has not been any Material Adverse Effect that is continuing as of the Offer Acceptance Time (the “MAE Condition”);

(e)
the waiting period (or any extension thereof) applicable to the Offer under the HSR Act must have expired or been terminated (the “Regulatory Condition”);

(f)
Pacira and Purchaser must have received a certificate executed on behalf of Flexion by Flexion’s chief executive officer or chief financial officer confirming that the Representations Condition, the Covenants Condition and the MAE Condition have been duly satisfied;

(g)
there must not have been issued by any court or other governmental body of competent jurisdiction or remain in effect any judgment, temporary, preliminary or permanent order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger, nor any action or law having been taken, or any law (other than any antitrust law) or order having been promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body of competent jurisdiction that remains in effect that directly or indirectly enjoins, restrains or otherwise prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Offer or the Merger (the “Order Condition”); and

(h)
the Merger Agreement must not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions, which we refer to collectively as the “Offer Conditions,” are in addition to, and not a limitation of, the rights and obligations of Pacira and Purchaser to extend, terminate or modify the Offer in accordance with the terms of the Merger Agreement and applicable legal requirements.
The Offer Conditions are for the sole benefit of Pacira and Purchaser and (except for the Minimum Condition, the Termination Condition or the Order Condition) may be waived by Pacira and Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Pacira and Purchaser, in each case subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC (except for the Minimum Condition, the Termination Condition or the Order Condition). The failure by Pacira or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.
16.   Certain Legal Matters; Regulatory Approvals.
General.   Except as described in this Section 16, based on its examination of publicly available information filed by Flexion with the SEC, other publicly available information concerning Flexion and other information made available to Purchaser by Flexion, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Flexion’s business that might be adversely affected by Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Pacira as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Flexion’s business, any of which under certain conditions specified in the Merger Agreement could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. See Section 15 — “Conditions to the Offer.”
State Takeover Statutes.
A number of states (including Delaware, where Flexion is incorporated) have adopted legal requirements that purport, to varying degrees, to apply to attempts to acquire securities of corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business in those states or whose business operations otherwise have substantial economic effects in such states. Flexion, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such legal requirements.
As a Delaware corporation, Flexion has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL prevents certain “business combinations” (defined to include mergers and certain other actions) with an “interested stockholder” (generally, any person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such.
Flexion has represented to Purchaser and Pacira that the Flexion Board has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of the Merger Agreement and the consummation of the Offer, the Merger and any other transaction contemplated therein. Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and Flexion, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In that case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15 — “Conditions to the Offer.”
United States Antitrust Compliance.   Under the HSR Act, and the related rules and regulations that have been issued by the U.S. Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to Purchaser’s acquisition of Shares in the Offer and the Merger.
Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration or termination of a 30-calendar day waiting period, which begins when Pacira has filed a Premerger Notification Report Form under the HSR Act (“HSR Form”) with the Antitrust Division and the FTC. If the 30-calendar day waiting period expires on a federal holiday or weekend, the waiting period is automatically extended until 11:59 p.m. Eastern Time, the next business day. Pacira and Flexion each filed an HSR Form with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on October 18, 2021, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m. Eastern on November 17, 2021, unless earlier terminated by the FTC and the Antitrust Division, or if Pacira withdraws and refiles its HSR Form under 16 C.F.R. §803.12 or if Pacira receives a formal request for additional information or documentary material prior to that time (referred to as a “Second Request”). If the FTC or Antitrust Division issues a Second Request prior to the expiration of the initial waiting period, the parties must observe an additional 30-day waiting period, which would begin to run only after the Pacira has substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. The Merger will not require an additional filing under the HSR Act if Purchaser owns more than 50% of the outstanding Shares at the time of the Merger (which Purchaser expects to be the case if the Offer is consummated, given the Minimum Condition) or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.
At any time before or after the purchase of Shares by Purchaser, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the purchase of Shares in the Offer, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state or foreign jurisdiction could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Private parties may also seek to take legal actions under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the purchase of Shares in the Offer will not be made or that, if a challenge is made, we will prevail. See Section 11 — “The Transaction Agreements — Reasonable Best Efforts” and Section 15 — “Conditions to the Offer.”
In addition to the filing under the HSR Act, the U.S. federal antitrust agencies, foreign competition law authorities, U.S. state attorneys general, or private persons may bring legal action under competition or antitrust law seeking to enjoin the Transaction, seeking to add conditions to the completion of the Offer or, if Shares have already been acquired, seeking to require disposition of such Shares. There can be no assurance that a challenge to the Offer on competition or antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action results in a judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the acquisition of Shares in the Offer or Merger, Pacira may not be obligated to consummate the Offer or the Merger.
Foreign Laws.   Based on a review of the information currently available relating to the countries and businesses in which Flexion and Pacira are engaged, Pacira and Purchaser are not aware of any material filing or approval in any foreign country that is required in order to consummate the Offer and the Merger.
Appraisal Rights.   No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place pursuant to Section 251(h) of the DGCL, stockholders who have not tendered their Shares pursuant to the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares, together with interest, if any, as determined by the Delaware Court of Chancery, in lieu of the consideration you would otherwise be entitled to for your Shares pursuant to the Merger Agreement. This value may be the same, more or less than the price that Purchaser is offering to pay you in the Offer and the Merger. Moreover, Purchaser or Flexion may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the price paid in the Offer and the Merger.
The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a holder of Shares to exercise appraisal rights in connection with the Merger, does not constitute any legal or other advice and does not constitute a recommendation that holders of Shares exercise their appraisal rights under Section 262 of the DGCL.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the Surviving Corporation within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL, attached as Annex II to the Schedule 14D-9, carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.
Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.
As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Shares held immediately prior to the Effective Time, such stockholder must do all of the following:
•
within the later of the consummation of the Offer, which will occur on the date on which acceptance and payment for Shares occurs, and twenty days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9 (which date of mailing is October 22, 2021), properly deliver to Flexion at the address indicated below, an effective demand in writing or via an acceptable electronic transmission for appraisal of such Shares, which demand must reasonably inform Flexion of the identity of the stockholder and that the stockholder is demanding appraisal;

•
not tender such Shares in the Offer;

•
continuously hold of record such Shares from the date on which the written demand or demand via an acceptable electronic transmission for appraisal is made through the Effective Time; and

•
unless Flexion or another holder of Shares (or any other person who is the beneficial owner of Shares held either in a voting trust or by a nominee on behalf of such person) who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights has done so, file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares entitled to appraisal within 120 days after the Effective Time. Flexion is under no obligation to file any petition and has no intention of doing so.

The foregoing summary of the rights of Flexion stockholders to seek appraisal rights under Delaware law is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. Failure to fully and precisely follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights may result in the loss of those rights. A copy of Section 262 of the DGCL will be included as Annex II to the Schedule 14D-9.
Appraisal rights cannot be exercised at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, upon the terms and subject to the Offer Conditions, you will receive the Offer Price for your Shares.
“Going Private” Transactions.   The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same Offer Price as that paid in the Offer.
Litigation.   To the knowledge of Pacira and Purchaser, as of October 21, 2021, there is no pending litigation against Pacira, Purchaser or Flexion in connection with the Transactions.
Stockholder Approval Not Required.   Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the merger agreement, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and Purchaser accepts Shares for payment pursuant to the Offer, Purchaser will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the Flexion stockholders. Following the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Pacira, Purchaser and Flexion will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of Flexion stockholders in accordance with Section 251(h) of the DGCL.
17.   Fees and Expenses.
Pacira and Purchaser have retained D.F. King & Co., Inc. to act as the Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable expenses and will be indemnified against certain liabilities and expenses in connection therewith.
Neither Pacira nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.
18.   Miscellaneous.
The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other legal requirements of such jurisdiction. In those jurisdictions where applicable legal requirements require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the legal requirements of such jurisdiction to be designated by Purchaser.
No person has been authorized to give any information or to make any representation on behalf of Pacira or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Pacira, Purchaser, the Depositary or the Information Agent for the purpose of the Offer.
Pacira and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Flexion has filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the unanimous recommendation of the Flexion Board and the reasons for such unanimous recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8 — “Certain Information Concerning Pacira and Purchaser”.
Oyster Acquisition Company Inc.
October 22, 2021

SCHEDULE I — INFORMATION RELATING TO PACIRA AND PURCHASER
Pacira
The following table sets forth information about Pacira’s directors and executive officers as of October 22, 2021. The current business address of each person is in care of Pacira BioSciences, Inc., 5401 West Kennedy Boulevard, Suite 890, Tampa, Florida 33609, and the business telephone number is (813) 553-6680.
Name	Citizenship	Position
David Stack	United States of America	Chief Executive Officer and Chairman of the Board of Directors; Member of the Science and Technology Committee
Laura Brege	United States of America	Director; Chairperson of the Audit Committee; Member of the Nominating and Corporate Governance Committee
Christopher Christie	United States of America	Director
Mark I. Froimson, MD	United States of America	Director; Member of the Audit Committee; Member of the Science and Technology Committee
Yvonne Greenstreet, MBChB, MBA	United States of America	Director; Member of the Compensation Committee; Member of the Science and Technology Committee
Paul Hastings	United States of America	Lead Director; Chairperson of the Compensation Committee; Member of the Nominating and Corporate Governance Committee
Mark Kronenfeld, MD	United States of America	Director; Member of the Compensation Committee; Chairperson of the Science and Technology Committee
John P. Longenecker, PhD	United States of America	Director; Member of the Audit Committee; Member of the Compensation Committee; Chairperson of the Nominating and Corporate Governance Committee
Gary Pace, PhD	United States of America	Director; Member of the Science and Technology Committee
Andreas Wicki, PhD	Switzerland	Director; Member of the Audit Committee
Max Reinhardt	United States of America	President, Rest of World
Charles A. Reinhart, III	United States of America	Chief Financial Officer
Kristen Williams, J.D.	United States of America	Chief Administrative Officer and Secretary
Jonathan Slonin, M.D.	United States of America	Chief Clinical Officer
Roy Winston	United States of America	Chief Medical Officer
Dennis McLoughlin	United States of America	Chief Customer Officer
Charles Laranjeira	United States of America	Chief Technical Officer
Directors and Executive Officers of Pacira
David Stack has served as Pacira’s Chief Executive Officer and as a director since November 2007, and as President from November 2007 to October 2015. In June 2013, Mr. Stack was appointed as the Chairman of Pacira’s board of directors. Mr. Stack was Managing Director of MPM Capital, a private equity firm, from 2005 through March 2017 and has been a Managing Partner of Stack Pharmaceuticals, Inc., a commercialization, marketing, and strategy firm, since 1998. From 2001 to 2004, he was President and Chief Executive Officer of The Medicines Company (Nasdaq: MDCO). Previously, Mr. Stack was President

and General Manager at Innovex, Inc. He was Vice President, Business Development/Marketing at Immunomedics from 1993 until 1995. Prior to that, he was with Roche Laboratories in positions of increasing responsibility from 1981 until 1993, including Therapeutic World Leader in Infectious Disease and Director, Business Development and Planning, Infectious Disease, Oncology, and Virology. He currently serves as a member of the board of directors of Prognos AI, Chiasma, Inc. (Nasdaq: CHMA) and Amarin Corporation plc (Nasdaq: AMRN). He was a member of the boards of directors of Molecular Insight Pharmaceuticals, Inc. (Nasdaq: MIPI) from 2006 to 2010 and BioClinica, Inc. (Nasdaq: BIOC) from 1999 to 2010. Mr. Stack holds a B.S. in pharmacy from Albany College of Pharmacy and a B.S. in Biology from Siena College.
Laura Brege has served as a director of Pacira since June 2011. Since April 2018, Ms. Brege has served as Senior Advisor to BridgeBio Pharma, Inc. (Nasdaq: BBIO), a clinical-stage biopharmaceutical company focused on genetic diseases. From September 2015 to June 2018, Ms. Brege served as Managing Director of Cervantes Life Science Partners, LLC., a health care advisory and consulting company. From September 2012 to July 2015, Ms. Brege served as President and Chief Executive Officer of Nodality, Inc., a privately held biotechnology company focused on oncology and immunology. Previously, Ms. Brege held the roles of Chief Operating Officer, Executive Vice President, Chief Business Officer and Head of Corporate Affairs at Onyx Pharmaceuticals, Inc. (“Onyx”), a biopharmaceutical company that developed and marketed medicines for the treatment of cancer. Prior to joining Onyx in 2006, Ms. Brege was a General Partner at Red Rock Capital Management, a venture capital firm, and Senior Vice President and Chief Financial Officer at COR Therapeutics, Inc. Ms. Brege currently serves as a director of Acadia Pharmaceuticals Inc. (Nasdaq: ACAD), HLS Therapeutics, Inc. (TSX: HLS), and Mirum Pharmaceuticals, Inc. (Nasdaq: MIRM). She previously served as a member of the board of directors of Aratana Therapeutics, Inc. (Nasdaq: PETX) from February 2014 until March 2019, Dynavax Technologies Corporation (Nasdaq: DVAX) from February 2015 to February 2020, and Portola Pharmaceuticals, Inc. (Nasdaq: PTLA) from January 2015 to July 2020. Ms. Brege earned her undergraduate degree from Ohio University and has an M.B.A. from the University of Chicago.
Christopher Christie has served as a director of Pacira since September 2019. He has been a Managing Member of Christie 55 Solutions, LLC, a consulting firm that assists corporate, government and association clients with their business strategies and complex public policy and regulatory challenges at the state, federal and international levels, since March 2018. Previously, he was Governor of the State of New Jersey from January 2010 until January 2018. Governor Christie was appointed to the board of directors of the New York Mets in March 2021. Governor Christie holds a B.A. in political science from the University of Delaware and earned his J.D. from Seton Hall University School of Law. Governor Christie is also a recipient of Honorary Doctoral degrees from Rutgers University, University of Delaware, Seton Hall University, Monmouth University and Centenary College.
Mark I. Froimson, M.D. has served as a director of Pacira since June 2017. Dr. Froimson is currently a Principal at Riverside Health Advisors, a consulting company that provides strategic advice and services to health care executive leaders. Dr. Froimson served as the President of the American Association of Hip and Knee Surgeons from March 2017 to March 2018. Previously, he was the Executive Vice President and Chief Clinical Officer of Trinity Health, a major national non-profit Catholic healthcare system comprising 93 hospitals in 22 states. Prior to his executive leadership position at Trinity Health, Dr. Froimson was President and Chief Executive Officer of Euclid Hospital, a Cleveland Clinic Hospital. Dr. Froimson served as a staff surgeon in the Department of Orthopedic Surgery at the Cleveland Clinic for over 16 years, during which time he held a variety of leadership positions, including President of the professional staff, Vice Chair of the Orthopedic and Rheumatologic Institute, and member of the board of governors and board of trustees. Dr. Froimson received a B.S. in philosophy from Princeton University, an M.D. from Tulane University School of Medicine and an MBA from the Weatherhead School of Business at Case Western Reserve University.
Yvonne Greenstreet, MBChB, MBA has served as a director of Pacira since March 2014. Dr. Greenstreet has served as the President and Chief Operating Officer of Alnylam Pharmaceuticals, a leading RNAi therapeutics company, since October 2020 and was its Executive Vice President and Chief Operating Officer from September 2016 to October 2020. Previously, Dr. Greenstreet served as the Senior Vice President and Head of Medicines Development at Pfizer Inc. (“Pfizer”), a multinational pharmaceutical company based in

New York, from December 2010 to November 2013. Prior to joining Pfizer, Dr. Greenstreet worked at GlaxoSmithKline plc (“GSK”), a multinational pharmaceutical, biologics, vaccines and consumer healthcare company based in London, for 18 years, where she served in various positions, most recently as Senior Vice President and Chief of Strategy for Research and Development and as a member of GSK’s corporate executive investment committee. Dr. Greenstreet currently serves on the advisory board of the Bill and Melinda Gates Foundation and on the board of directors of The American Funds. She has also served on the board of directors of argenx SE (Nasdaq: ARGX) since May 2021. Dr. Greenstreet served on the board of directors of Moelis & Company (NYSE: MC) from February 2015 until December 2018. She trained as a physician and earned her medical degree from Leeds University in the United Kingdom and her M.B.A. from INSEAD, France.
Paul Hastings has served as a director of Pacira since June 2011 and as Pacira’s Lead Director since June 2013. Mr. Hastings has served as President and Chief Executive Officer of Nkarta Therapeutics, Inc, since February 2018. Prior to that, Mr. Hastings served as the President and Chief Executive Officer and a member of the board of directors of OncoMed Pharmaceuticals, Inc. (Nasdaq: OMED) (“OncoMed”), a clinical development-stage biopharmaceutical company, from January 2006 until January 2018. In August 2013, he was elected Chairman of the board of directors of OncoMed. Prior to joining OncoMed, Mr. Hastings was President and Chief Executive Officer of QLT, Inc., a biotechnology company focused on the development and commercialization of ocular products. Before this role, Mr. Hastings served as President and Chief Executive Officer of Axys Pharmaceuticals, Inc. (“Axys”), which was acquired by Celera Corporation in 2001. Prior to Axys, Mr. Hastings was President of Chiron Biopharmaceuticals and also held a variety of management positions of increasing responsibility at Genzyme Corporation, including President of Genzyme Therapeutics Europe and President of Worldwide Therapeutics. Mr. Hastings was Chairman of the board of directors of Proteolix (sold to Onyx Pharmaceuticals, Inc.) and Proteon Therapeutics, Inc., as well as a member of the board of directors of each of ViaCell Inc. (sold to PerkinElmer, Inc.) and Relypsa, Inc. (sold to Galencia AG). Mr. Hastings currently serves as member of the board of directors of ViaCyte, Inc, and vice chair of the board of directors of the Biotechnology Innovation Organization (BIO). He received a Bachelor of Science degree in pharmacy from the University of Rhode Island.
Mark A. Kronenfeld, M.D. has served as a director of Pacira since June 2013. Dr. Kronenfeld has been the Vice Chairman of Anesthesiology at Maimonides Medical Center, a large tertiary care academic medical center in New York City, since March 2009, and has served as Medical Director of Perioperative Services for Maimonides Medical Center since January 2011. Dr. Kronenfeld is a Managing Partner of Anesthesia Associates of Boro Park, a private medical practice, and a Managing Partner of Strategic Medical Management Partners. Dr. Kronenfeld currently serves on the Board as part of the Scientific Committee of HBM Healthcare Investments and as a Scientific and Medical Advisor and Board Observer of Nanowear Inc., a private medical device, digital monitoring company. In 2001, Dr. Kronenfeld founded Ridgemark Capital Management (“Ridgemark”), a healthcare-focused hedge fund that invested in public and private healthcare and biomedical companies. He served as the Managing Partner and Portfolio Manager of Ridgemark from April 2001 to December 2008. Dr. Kronenfeld has founded and/or managed various consulting and investment companies focused on healthcare and medical technologies and has served on and chaired multiple leadership committees for various hospitals and medical centers. Previously, Dr. Kronenfeld taught and practiced adult and pediatric cardiac anesthesia at New York University (“NYU”) and was Chief of Cardiac Anesthesiology at Hackensack University Medical Center and President of GMS Anesthesia Associates, a private medical practice. Dr. Kronenfeld received his B.A. in Biology from SUNY Buffalo, his M.D. degree and completed his residency in Anesthesiology at the University of California, San Diego School of Medicine, and completed a fellowship in Cardiothoracic Anesthesiology at New York University Medical Center. While an Assistant Professor and Attending Cardiac Anesthesiologist at NYU, Dr. Kronenfeld received and completed a Kellogg-sponsored Fellowship in Heath Care Management for Future Leaders in Health Care at NYU’s Graduate School of Management.
John Longenecker, Ph.D. has served as a director of Pacira since July 2007. From October 2010 until May 2014, Dr. Longenecker served as President and Chief Executive Officer of HemaQuest Pharmaceuticals, Inc., a biopharmaceutical company focused on the development of therapeutics for blood diseases. From December 2009 to March 2010, Dr. Longenecker served as the President and Chief Executive Officer of VitreoRetinal Technologies Inc., an ophthalmic biopharmaceutical company. From February 2002 to

January 2009, Dr. Longenecker was the President and Chief Executive Officer and a member of the board of directors of Favrille, Inc. In 1992, Dr. Longenecker joined DepoTech as Senior Vice President of Research, Development and Operations and then served as President and Chief Operating Officer from February 1998 to March 1999. Following SkyePharma PLC’s acquisition of DepoTech in 1999, Dr. Longenecker served as President for the U.S. operations of SkyePharma, Inc. and as a member of the executive committee for SkyePharma PLC. From 1982 to 1992, Dr. Longenecker was at Scios Inc. (Cal Bio), a biotechnology company where he served as Vice President and Director of Development. Dr. Longenecker was also a director of a number of Cal Bio subsidiaries during this period, including Meta Bio and Karo Bio. Dr. Longenecker holds a B.S. in chemistry-education from Purdue University and a Ph.D. in biochemistry from The Australian National University. He was a post-doctoral fellow at Stanford University from 1980 to 1982.
Gary Pace, Ph.D. has served as a director of Pacira since June 2008. Dr. Pace has been a director of Simavita Ltd (formerly ASX: SVA) since 2016, Antisense Therapeutics (ASX: ANP) since 2015 and Cardiff Oncology, Inc. (Nasdaq: CRDF) (formerly known as Trovagene, Inc. (Nasdaq: TROV)) since 2020 as well as a director of several private companies. He previously served on the board of Invitrocue (ASX: IVQ) from 2018 to 2019, ResMed Inc. (NYSE: RMD) from 1994 to 2018, Transition Therapeutics Inc. (CDNX:TTH) from 2002 to 2016 and QRxPharma Ltd. (ASX: QRX) from 2001 to 2013. Dr. Pace is a seasoned biopharmaceutical executive with over 40 years of experience in the industry. He has co-founded several early stage life science companies, where he built products from the laboratory to commercialization. Dr. Pace has contributed to the development of the biotechnology industry through honorary university appointments and industry and government committees. In 2003, he was awarded a Centenary Medal by the Australian Government “for service to Australian society in research and development” and was recognized as the 2011 Director of the Year (corporate governance) by the San Diego Directors Forum. Dr. Pace holds a B.Sc. (Hons I) from the University of New South Wales and a Ph.D. from the Massachusetts Institute of Technology where he was a Fulbright Fellow and General Foods Scholar.
Andreas Wicki, Ph.D. has served as a director of Pacira since its inception in December 2006. Dr. Wicki is a life sciences entrepreneur and investor with over 30 years of experience in the pharmaceutical and biotechnology industries. Dr. Wicki has been Chief Executive Officer of HBM Healthcare Investments (Cayman) Ltd. (formerly HBM BioVentures AG) since 2001. From 1998 to 2001, Dr. Wicki was the Senior Vice President of European Analytical Operations at MDS Inc. From 1990 to 1998, he was co-owner and Chief Executive Officer of ANAWA Laboratorien AG and Clinserve AG, two life sciences contract research companies. From 2007 to 2011, he served as a member of the board of directors of PharmaSwiss SA. Previously, Dr. Wicki held board positions on several privately-held companies and companies listed on international exchanges. Dr. Wicki holds an M.Sc. and Ph.D. in chemistry and biochemistry from the University of Bern, Switzerland. He currently serves on the board of directors of Buchler GmbH, Harmony Biosciences, Inc. (Nasdaq: HRMY), HBM Healthcare Investments (Cayman) Ltd. and HBM BioCapital Ltd.
Max Reinhardt has served as Pacira’s President, Rest of World since June 2020. He previously served as Pacira’s President from June 2019 until June 2020. Prior to joining Pacira, he served as Vice President of Marketing for DePuy Synthes Sales, Inc. (“DePuy Synthes”), part of the Johnson & Johnson Medical Devices Companies (“Johnson & Johnson”), from March 2016 until May 2019. Prior to serving as Vice President of Marketing at DePuy Synthes, Mr. Reinhardt was Director of Sales and Marketing for DePuy Spine and Vice President of US Sales for DePuy Spine. In 2011, he was named Vice President, Worldwide Marketing of DePuy Spine, a position in which he played a key role in the acquisition and integration of Synthes Spine. In 2012, he was named Worldwide President, DePuy Synthes Spine, and led the spine business through the first two years of integration. Prior to Johnson & Johnson, Mr. Reinhardt served in sales leadership roles at both Olympus KeyMed and STERIS Corporation in the United Kingdom.
Charles A. Reinhart, III has served as Pacira’s Chief Financial Officer since May 2016. Prior to joining Pacira, he was the Chief Financial Officer at Covis Pharmaceuticals, Inc., a specialty pharmaceutical company, from September 2014 to October 2015. From September 2011 to August 2014, he served as Executive Vice President and Chief Financial Officer of Archimedes Pharma Ltd., a specialty pharmaceutical company. Mr. Reinhart also served as Senior Vice President and Chief Financial Officer of PharmAthene, Inc., a biodefense company engaged in the development of next generation medical countermeasures against biological and chemical threats, from 2009 to 2011. In addition, Mr. Reinhart has previously held senior financial roles at Millennium Pharmaceuticals, Inc., Cephalon, Inc. and several early-stage life sciences companies. He also served as a director of Osiris Therapeutics, Inc. (Nasdaq: OSIR) from September 2018 until it was acquired in April 2019. Mr. Reinhart earned his Bachelor of Science degree from Lehigh University and his MBA from the Wharton School of the University of Pennsylvania. He is also a CPA.
Kristen Williams, J.D. has served as Pacira’s Chief Administrative Officer and Secretary since October 2014. She previously served as Pacira’s Vice President, General Counsel from March 2013 to October 2014, as corporate counsel from December 2011 to March 2013, and as a legal consultant to Pacira beginning in April 2011. Prior to joining Pacira, she was Vice President, Corporate Compliance and Assistant General Counsel for Bioenvision, Inc. from June 2004 until its merger with Genzyme Corporation in 2007. Prior to that, she practiced corporate law at Paul Hastings LLP in New York from September 1999 to June 2004, where her practice encompassed all aspects of public and private mergers and acquisitions, corporate finance, and securities law and compliance, with a core focus in the healthcare industry. Ms. Williams holds a B.S. in Business Administration from Bucknell University and a J.D. from the University of Denver, College of Law.
Jonathan Slonin, M.D. has served as Pacira’s Chief Clinical Officer since July 2021. From June 2020 until July 2021 he served as Pacira’s Senior Vice President, Strategic Accounts. Prior to that time, he served as Regional Medical Director, Anesthesia, at TeamHealth, Inc. from November 2016 to June 2020. Dr. Slonin served as Facility Medical Director and Chair of Anesthesiology at Cleveland Clinic Martin Health System from November 2013 to November 2016. Dr. Slonin received his Bachelor of Science in Biomedical Engineering and his MD degree from the University of Miami. He completed his anesthesiology residency at University of Miami/Jackson Memorial Hospital where he served as chief resident. Dr. Slonin received his MBA degree from George Washington University.
Roy Winston, M.D. has served as Pacira’s Chief Medical Officer since July 2021. He previously served as Pacira’s Chief Clinical Officer from August 2018 until July 2021, Pacira’s Senior Vice President, Anesthesia, Surgery and Medical Affairs from December 2017 until August 2018 and as Pacira’s Vice President, Anesthesia & Surgical Services from April 2017 until December 2017. Prior to joining Pacira, he founded LaserAway, a national aesthetic dermatology group, and served as its chief executive officer from January 2005 until March 2007. Dr. Winston has served as chief executive officer and president of LaserAway Medical Corp., the management group of LaserAway, since January 2005. Dr. Winston holds a B.A. from the University of Pennsylvania and an M.D. from the Icahn School of Medicine at Mount Sinai.
Dennis McLoughlin has served as Pacira’s Chief Customer Officer since June 2020. He previously served as Pacira’s Chief Commercial Officer from August 2018 until June 2020, Senior Vice President, Alliance Management from June 2018 until August 2018, Pacira’s Vice President, Alliance Management from May 2017 to June 2018, Pacira’s Executive Director, Alliance Management from January 2017 until May 2017, and as an Area Sales Director from December 2013 until January 2017. Prior to joining Pacira, he was President and a Principal of Remedy Group, a pharmaceutical life sciences company, from November 2003 until January 2014. Mr. McLoughlin holds a B.S. in Marketing from Saint Joseph’s University.
Charles Laranjeira has served as Pacira’s Chief Technical Officer since December 2018. He previously served as Pacira’s Senior Vice President, Technical Operations from May 2017 until December 2018. Prior to joining Pacira, he was Vice President, Supply Operations of EPIRUS Biopharmaceuticals, Inc., a biopharmaceutical company, from September 2015 until May 2016. Previously, he was Senior Vice President, Technical Operations of Cubist Pharmaceuticals, Inc., a biopharmaceutical company, from June 2011 until April 2015, and Vice President, Drug Product Manufacturing, Latin America, Asia Pacific & Japan at Bristol-Myers Squibb Company, a pharmaceutical company, from July 2009 until February 2011. Mr. Laranjeira holds a B.S. in Industrial Administration from the New Jersey Institute of Technology.
Purchaser
The current business address of each person is in care of Pacira BioSciences, Inc., 5401 West Kennedy Boulevard, Suite 890, Tampa, Florida 33609, and the business telephone number is (813) 553-6680.

Name	Citizenship	Position
Ronald J. Ellis, Jr., DO, MBA	United States of America	President
Charles A. Reinhart, III	United States of America	Treasurer and Chief Financial Officer
Kristen Williams, J.D.	United States of America	Secretary
Directors and Executive Officers of Purchaser
Ronald J. Ellis, Jr., DO, MBA has served as Pacira’s Senior Vice President, Corporate Strategy & Business Development since December 2018. Previously, he served as Pacira’s Vice President, Strategy & Corporate Development from October 2017 until November 2018, and, prior to that time, he served as Pacira’s Executive Director, Strategy & Corporate Development from October 2016 until September 2017. Prior to joining Pacira, Dr. Ellis was a Managing Director at Leerink Partners LLC, a healthcare investment firm, from January 2013 until September 2016. Dr. Ellis has served as a director of GeneQuine Biotherapeutics GmbH, a private gene therapy company focused on disease-modifying solutions for osteoarthritis, since December 2020, and formerly served as a Director of TELA Bio, Inc., a medical device innovator for soft tissue reconstruction, from October 2017 until April 2020. He earned his Bachelor of Science in Biological Sciences with a minor in History from St. Joseph’s University. Dr. Ellis earned his medical degree from the Philadelphia College of Osteopathic Medicine, while simultaneously obtaining his M.B.A. with a concentration in Medical Management from St. Joseph’s University, where he also pursued post-M.B.A. studies in Pharmaceutical Marketing. Dr. Ellis did his post-doctoral work in pharmacoeconomics and health outcomes, as a Wyeth-Ayerst fellow.
See “— Directors and Executive Officers of Pacira” above for information regarding Charles A. Reinhart, III and Kristen Williams, J.D.

The Letter of Transmittal, any certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:
The Depositary for the Offer is:

If delivering by mail:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
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If delivering by hand, express mail, courier
or any other expedited service:
American Stock Transfer & Trust Company, LLC
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